Exhibit 2.01

Agreement and Plan of Merger

This Agreement and Plan of Merger, dated as of September 28, 2021, is made by and among FORCE PROTECTION VIDEO EQUIPMENT CORP, a Florida corporation (the “Acquiror Company”), FPVD Merger Sub, Inc., a Delaware corporation (“Merger Sub”), BritePool, Inc., a Delaware corporation (the “Company”), David J. Moore (the “Principal”), and SRAX, Inc., the parent company of the Acquiror Company (“SRAX”).

BACKGROUND

WHEREAS, each of the parties hereto desires Merger Sub to consummate a business combination with the Company in a transaction whereby, upon the terms and subject to the conditions set forth in this Agreement, Merger Sub will merge with and into the Company (the “Merger”), and the outstanding shares of Company Common Stock will be automatically converted into the right to receive the Merger Consideration, as provided herein, and the Company will be the surviving corporation in the Merger as a wholly-owned subsidiary of the Acquiror Company;

WHEREAS, after giving effect to the transactions contemplated by this Agreement, the Acquiror Company Common Stock to be issued to the shareholders of the Company (the “Shareholders”) shall constitute approximately 501% of the issued and outstanding shares of the Acquiror Company Common Stock, (including on an as-converted to common stock basis with respect to any Acquiror Company Preferred Stock), immediately following the Closing; and

NOW THEREFORE in consideration of the promises and the mutual covenants, agreements, representations and warranties contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

Section I

DEFINITIONS

Unless the context otherwise requires, the terms defined in this Section 1 will have the meanings herein specified for all purposes of this Agreement, applicable to both the singular and plural forms of any of the terms herein defined.

1.1 “Accredited Investor” has the meaning set forth in Regulation D under the Securities Act.

1.2 “Accredited Investor Letter” means the accredited investor letter attached hereto as Exhibit D.

1.3 “Acquiror Company Board” means the Board of Directors of the Acquiror Company.

1.4 “Acquiror Company Common Stock” means the Acquiror Company’s common stock, par value US $0.00000001 per share.

1.5 “Acquiror Company Indemnified Person” has the meaning set forth in Section 10.2.

1.6 “Acquiror Company Shares” means the Acquiror Company Common Stock issued to the Shareholders pursuant hereto and which constitutes the Merger Consideration.

1.7 “Acquiror Company Preferred Stock” means the Acquiror Company’s (i) Series A Preferred Stock, par value $0.0001 per share, of which 5,000,000 shares are issued and outstanding, (ii) Series B Preferred Stock, par value $0.0001 per share, of which 10,500 shares are issued and outstanding, and (iii) Series C Preferred Stock, par value $0.0001 per share, of which 8,318 shares are issued and outstanding.

1.8 “Action” has the meaning set forth in Section 5.17.

1.9 “Affiliate” means any Person that directly or indirectly controls, is controlled by or is under common control with the indicated Person.

1.10 “Agreement” means this Agreement and Plan of Merger, including all Schedules and Exhibits hereto, as this Agreement and Plan of Merger may be from time to time amended, modified or supplemented.

1.11 “Budget” means a budget for the combined Acquiror Company and Surviving Corporation that has been approved by the Company Board and board of directors of Acquiror Company.

1.12 “Closing” has the meaning set forth in Section 3.1.

1.13 “Closing Date” has the meaning set forth in Section 3.1.

1.14 “Code” means the Internal Revenue Code of 1986, as amended.

1.15 “Common Stock Equivalents” means any securities of the Company or its subsidiaries, which would entitle the holder thereof to acquire at any time Company Common Stock, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Company Common Stock.

1.16 “Commission” means the Securities and Exchange Commission or any other federal agency then administering the Securities Act.

1.17 “Company” has the meaning set forth in the preamble.

1.18 “Company Board” means the Board of Directors of the Company.

1.19 “Company Common Stock” means the Class A Voting Common Stock and the Class B Non-Voting Common Stock, each $0.0001 par value per share, of the Company.

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1.20 “Company Options” shall mean the 4,408,798 outstanding options to purchase Company Common Stock, all having exercise prices and expiration dates as set forth in Schedule 5.7.1 hereto.

1.21 “Company Plan” shall mean the Company’s 2019 Equity Incentive Plan pursuant to which all of the Company Options are issued.

1.22 “DGCL” shall mean the Delaware General Corporation Law.

1.23 “Employment Agreements” has the meaning set forth in Section 9.10.

1.24 “Equity Security” means any stock or similar security, including, without limitation, securities containing equity features and securities containing profit participation features, or any security convertible into or exchangeable for, with or without consideration, any stock or similar security, or any security carrying any warrant, right or option to subscribe to or purchase any shares of capital stock, or any such warrant or right.

1.25 “Exchange Act” means the Securities Exchange Act of 1934 or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same will then be in effect.

1.26 “Exchange Ratio” means 16,154.07.

1.27 “Exhibits” means the several exhibits referred to and identified in this Agreement.

1.28 “Form 8-K” means a current report on Form 8-K under the Exchange Act.

1.29 “GAAP” means, with respect to any Person, United States generally accepted accounting principles applied on a consistent basis with such Person’s past practices.

1.30 “Governmental Authority” means any federal or national, state or provincial, municipal or local government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, political subdivision, commission, court, tribunal, official, arbitrator or arbitral body, in each case whether U.S. or non-U.S.

1.31 “HSR Act” means the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations issued pursuant to that Act.

1.32 “Indebtedness” means any obligation, contingent or otherwise. Any obligation secured by a Lien on, or payable out of the proceeds of, or production from, property of the relevant party will be deemed to be Indebtedness.

1.33 “Indemnity Shares” means, with respect to each Shareholder, the number of shares set forth for such Shareholder in the last column on Exhibit A hereto, representing five percent (5%) of the Acquiror Company Shares issued to each such Shareholder pursuant to this Agreement, against which stop transfer instructions shall be placed until the expiration of the Survival Period, and which shall serve as the sole recourse of the Acquiror Company Indemnified Persons for any and all claims for indemnification pursuant to Section 10 hereof.

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1.34 “Intellectual Property” means all industrial and intellectual property, including, without limitation, all U.S. and non-U.S. patents, patent applications, patent rights, trademarks, trademark applications, common law trademarks, Internet domain names, trade names, service marks, service mark applications, common law service marks, and the goodwill associated therewith, copyrights, in both published and unpublished works, whether registered or unregistered, copyright applications, franchises, licenses, know-how, trade secrets, technical data, designs, customer lists, confidential and proprietary information, processes and formulae, all computer software programs or applications, layouts, inventions, development tools and all documentation and media constituting, describing or relating to the above, including manuals, memoranda, and records, whether such intellectual property has been created, applied for or obtained anywhere throughout the world.

1.35 “Intellectual Property Rights” has the meaning set forth in Section 5.21.

1.36 “knowledge of the Company” or “Company’s knowledge” means the actual knowledge of each of David J. Moore and Bob Perkins, after reasonable investigation by each such individual of his direct reports.

1.37 “knowledge of the Acquiror Company” or “Acquiror Company’s knowledge” means the actual knowledge of each of Christopher Miglino, George Stella and Michael Malone, after reasonable investigation by each such individual of his or her direct reports.

1.38 “Laws” means, with respect to any Person, any U.S. or non-U.S. federal, national, state, provincial, local, municipal, international, multinational or other law (including common law), constitution, statute, code, ordinance, rule, regulation or treaty applicable to such Person.

1.39 “Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind, including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction and including any lien or charge arising by Law.

1.40 “Material Acquiror Company Contract” means any and all binding agreements, contracts, arrangements, leases, commitments or otherwise, of the Acquiror Company, of the type and nature that the Acquiror Company would be required to file with the Commission upon their occurrence in accordance with U.S. securities laws.

1.41 “Material Adverse Effect” means any change, effect or circumstance which, individually or in the aggregate, would reasonably be expected to (a) have a material adverse effect on the business, assets, financial condition or results of operations of the applicable company taken as a whole, excluding any change, effect or circumstance resulting from (i) the announcement, pendency or consummation of the transactions contemplated by this Agreement, (ii) changes in the United States securities markets generally, (iii) changes in general economic, business, currency exchange rate, political or regulatory conditions in industries in which such company operates, (iv) changes in Laws or GAAP or in the interpretation or enforcement thereof, (v) the outbreak or escalation of war, military action, sabotage, cyberattack or acts of terrorism, or (vi) changes resulting from natural disasters, other acts or nature or the outbreak and ongoing effects of contagious disease, epidemic or pandemic (including COVID-19) or any worsening of such matters or any declaration of martial law, quarantine or similar directive, policy or guidance or other action by any Governmental Authority or quasi-governmental authority in response thereto, or (b) prohibit or materially impair or interfere with the ability of the applicable company to perform its obligations under this Agreement.

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1.42 “Material Contract” means any and all binding agreements, contracts, arrangements, leases, commitments or otherwise, of the Company, of the type and nature that the Company would be required to file with the Commission upon their occurrence in accordance with U.S. securities laws.

1.43 “Material Permits” has the meaning set forth in Section 5.20.

1.44 “Merger Consideration” has the meaning set forth in Section 2.6.3.

1.45 “Order” means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any Governmental Authority.

1.46 “Organizational Documents” means (a) the articles or certificate of incorporation and the by-laws or code of regulations of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the articles or certificate of formation or organization and operating agreement of a limited liability company; (e) any other document performing a similar function to the documents specified in clauses (a), (b), (c) and (d) adopted or filed in connection with the creation, formation or organization of a Person; and (f) any and all amendments to any of the foregoing.

1.47 “Permitted Liens” means (a) Liens for Taxes not yet payable or in respect of which the validity thereof is being contested in good faith by appropriate proceedings and for the payment of which the relevant party has made adequate reserves; (b) Liens in respect of pledges or deposits under workmen’s compensation laws or similar legislation, carriers, warehousemen, mechanics, laborers and materialmen and similar Liens, if the obligations secured by such Liens are not then delinquent or are being contested in good faith by appropriate proceedings conducted and for the payment of which the relevant party has made adequate reserves; (c) statutory Liens incidental to the conduct of the business of the relevant party which were not incurred in connection with the borrowing of money or the obtaining of advances or credits and that do not in the aggregate materially detract from the value of its property or materially impair the use thereof in the operation of its business; and (d) Liens that would not have a Material Adverse Effect.

1.48 “Person” means all natural persons, corporations, business trusts, associations, companies, partnerships, limited liability companies, joint ventures and other entities, governments, agencies and political subdivisions.

1.49 “Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, proceeding or suit (whether civil, criminal, administrative or investigative) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority.

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1.50 “Resolution” means the resolution of an indemnification claim made in accordance with Section 10 by (i) a final, non-appealable order of a court of competent jurisdiction, (ii) a settlement in accordance with Section 10.6 or (iii) agreement of the Indemnifying Party and Indemnified Person.

1.51 “Rule 144” means Rule 144 under the Securities Act, as the same may be amended from time to time, or any successor statute.

1.52 “Schedules” means the several schedules referred to and identified herein, setting forth certain disclosures, exceptions and other information, data and documents referred to at various places throughout this Agreement.

1.53 “Shareholder(s)” has the meaning set forth in the recitals.

1.54 “Securities Act” means the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same will be in effect at the time.

1.55 “SEC Reports” has the meaning set forth in Section 6.15.

1.56 “SRAX” has the meaning set forth in the preamble.

1.57 “Subsidiary” means, with respect to any Person, any corporation, limited liability company, joint venture or partnership of which such Person (a) beneficially owns, either directly or indirectly, more than 50% of (i) the total combined voting power of all classes of voting securities of such entity, (ii) the total combined equity interests, or (iii) the capital or profit interests, in the case of a partnership or limited liability company; or (b) otherwise has the power to vote or to direct the voting of sufficient securities to elect a majority of the board of directors or similar governing body.

1.58 “Surviving Corporation” has the meaning set forth in Section 2.1.

1.59 “Survival Period” has the meaning set forth in Section 10.1.

1.60 “Taxes” means all foreign, federal, state or local taxes, charges, fees, levies, imposts, duties and other assessments, as applicable, including, but not limited to, any income, alternative minimum or add-on, estimated, gross income, gross receipts, sales, use, transfer, transactions, intangibles, ad valorem, value-added, franchise, registration, title, license, capital, paid-up capital, profits, withholding, payroll, employment, unemployment, excise, severance, stamp, occupation, premium, real property, recording, personal property, federal highway use, commercial rent, environmental (including, but not limited to, taxes under Section 59A of the Code) or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalties or additions to tax with respect to any of the foregoing; and “Tax” means any of the foregoing Taxes.

1.61 “Tax Return” means any return, declaration, report, claim for refund or credit, information return, statement or other similar document filed with any Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

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1.62 “Transaction Documents” means, collectively, all agreements, instruments and other documents to be executed and delivered in connection with the transactions contemplated by this Agreement including but not limited to, this Agreement along with all exhibits, schedules and attachments hereto, the Employment Agreements and Budget.

1.63 “Unresolved Claims” means, as of the expiration of the Survival Period, the sum of the aggregate amount of all claims for Losses made by the Acquiror Company Indemnified Persons pursuant to the terms of Section 10 hereof to the extent not subject to a Resolution and fully paid in accordance with Section 10.5 hereof. To the extent that any Resolution provides that all or a portion of the applicable claim is not payable to the Acquiror Company Indemnified Persons, all or such portion of such claim, as applicable, will no longer be deemed to be unpaid or included in the calculation of Unresolved Claims.

1.64 “U.S.” means the United States of America.

1.65 “U.S. Dollars” or “US $” means the currency of the United States of America.

Section II

THE MERGER; CONVERSION OF SECURITIES

2.1 The Merger. At the Effective Time and upon the terms and subject to the conditions of this Agreement, and in accordance with the applicable provisions of the DGCL, Merger Sub shall be merged with and into the Company. Following the Merger, the Company shall continue as the surviving corporation (the “Surviving Corporation”) under the Laws of the State of Delaware as a wholly-owned subsidiary of the Acquiror Company, and the separate corporate existence of Merger Sub shall cease.

2.2 Effective Time. Subject to the provisions of this Agreement, the parties hereto will cause a certificate of merger and other appropriate documents to be delivered and properly filed in such form as required by, and executed in accordance with, the relevant provisions of the DGCL as soon as practicable on the Closing Date. The Merger shall become effective upon the filing of such certificate of merger with the Secretary of State of the State of Delaware (the “Effective Time”).

2.3 Effects of the Merger. The Merger shall have the effects set forth in this Agreement, the certificate of merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations and duties of the Company and Merger Sub shall become the debts, liabilities, obligations and duties of the Surviving Corporation.

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2.4 Directors and Officers. The initial directors of the Surviving Corporation shall consist of the individuals specified in Schedule 2.4 and shall hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal. The individuals specified in Schedule 2.4 shall be the initial officers of the Surviving Corporation and shall hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation and their respective employment agreements (if any), until their successors are duly elected or appointed and qualified or until their earlier death, resignation, removal or termination of their respective employment (if applicable).

2.5 Organizational Documents. At the Effective Time, (i) the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended to be in the form of Exhibit B and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and applicable Law, and (ii) the bylaws of the Company, as in effect immediately prior to the Effective Time, shall be amended in their entirety to conform to the bylaws of Merger Sub in effect immediately prior to the Effective Time and, as so amended, shall by the bylaws of the Surviving Corporation until thereafter amended in accordance with the provisions thereof, the certificate of incorporation of the Surviving Corporation and applicable Law.

2.6 Conversion of Securities. At the Effective Time, by virtue of the Merger and automatically without any further action on the part of Acquiror Company, Merger Sub, the Company or the holders of any Equity Security in the Company, Acquiror Company or Merger Sub:

2.6.1 Merger Sub. Each share of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one duly authorized, validly issued, fully paid and nonassessable share of the Surviving Corporation.

2.6.2 Excluded Shares. Each share of Company Common Stock held in treasury or owned directly by the Company, any Subsidiary of the Company, Acquiror Company, Merger Sub or any other Subsidiary of Acquiror Company (collectively, “Excluded Shares”) shall cease to exist, and such shares, including any certificates therefor, shall automatically be cancelled and retired, shall not represent an Equity Security in the Surviving Corporation, and shall not be exchanged for the Merger Consideration (as defined below).

2.6.3 Merger Consideration. Each share of Common Stock (other than Excluded Shares) issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive a number of shares of Acquiror Company Common Stock equal to the Exchange Ratio, with such shares being fully paid and nonassessable shares (with fractional shares rounded up or down to the nearest whole number, with any fractional share greater than or equal to one-half share being rounded up), without interest (the “Merger Consideration”). Accordingly, at the Effective Time, each Shareholder’s shares of Company Common Stock shall be converted into the right to receive such number of shares of Acquiror Company Common Stock as set forth opposite each Shareholder’s name on Exhibit A.

2.7 Adjustment to Merger Consideration. If, between the date of this Agreement and the Effective Time, any change in the number of issued or outstanding shares of Company Common Stock or Acquiror Company Common Stock shall occur as a result of a reclassification, recapitalization, stock split (including a reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or distribution (including any dividend or distribution of securities convertible into Company Common Stock or Acquiror Company Common Stock, as applicable) with a record date during such period, the Merger Consideration shall be equitably adjusted to reflect such change.

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2.8 Exchange Procedures. At the Closing, the Company will cause each Shareholder to surrender the certificate(s) representing his, her or its shares of Company Common Stock to the Acquiror Company and will promptly upon surrender thereof receive in exchange therefor the Merger Consideration to which he, she or it is entitled hereunder. All Acquiror Company Shares will be issued in book entry form.

2.9 Rights of Shareholders. After the Effective Time, no transfer of Company Common Stock shall thereafter be made or recognized. Until surrender for exchange in accordance herewith, each certificate theretofore representing shares of Company Common Stock shall from and after the Effective Time represent for all purposes only the right to receive the Merger Consideration as provided herein.

2.10 Lost Certificates. In the event that any certificate shall have been lost, stolen or destroyed, upon the making of an affidavit attesting to that fact by the Person claiming such certificate to be lost, stolen or destroyed, which shall include an indemnity against any claim that may be made against the Acquiror Company or the Surviving Corporation with respect to such certificate (a “Lost Certificate Affidavit”), the Acquiror Company will deliver the Merger Consideration to which such Person is entitled in respect of such certificate.

2.11 Company Options.

2.11.1 Subject to Section 2.11.2, at the Effective Time, each Company Option that is outstanding and unexercised immediately prior to the Effective Time under the Company Plan, whether or not vested, automatically and without any action on the part of the holder thereof, shall be assumed by and be converted into an option to purchase Acquiror Company Common Stock. All rights with respect to Company Common Stock subject to Company Options assumed by Acquiror Company shall at the Effective Time be converted into rights with respect to Acquiror Company Common Stock. Accordingly, at the Effective Time: (i) the number of shares of Acquiror Company Common Stock subject to each such option shall be determined by multiplying (A) the number of shares of Company Common Stock that were subject to such Company Option, as in effect immediately prior to the Effective Time, by (B) the Exchange Ratio, and rounding the resulting number down to the nearest whole number of shares of Acquiror Company Common Stock, (ii) the per share exercise price for the Acquiror Company Common Stock subject to each such option shall be determined by dividing (A) the per share exercise price of Company Common Stock subject to such Company Option, as in effect immediately prior to the Effective Time, by (B) the Exchange Ratio and rounding the resulting exercise price up to the nearest one ten millionth (0.0000001) of a cent and (iii) any restriction on the exercise of any such option assumed by Acquiror Company shall continue in full force and effect and the term, exercisability, vesting schedule and other terms and provisions of such option (including under any agreements evidencing the grant thereof) shall otherwise remain unchanged; provided, however, that: (A) to the extent provided under the terms of a Company Option, such option shall be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to Acquiror Company Common Stock subsequent to the Closing Date and (B) the Acquiror Company Board or a committee thereof shall succeed to the authority and responsibility of the Company Board or any committee thereof with respect to each such option after the Closing Date. Notwithstanding anything to the contrary in this Section 2.11.1, the conversion of each Company Option (regardless of whether such option qualifies as an “incentive stock option” within the meaning of Section 422 of the Code) into an option to purchase shares of Acquiror Company Common Stock shall be made in a manner consistent with Treasury Regulations Section 1.424-1, such that the conversion of a Company Option shall not constitute a “modification” of such Company Option for purposes of Section 409A or Section 424 of the Code.2

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2.11.2 Prior to the Closing Date, the Company shall take all actions that may be necessary (under the equity compensation plans of the Acquiror Company) to effectuate the provisions of this Section 2.9 and to ensure that, from and after the Effective Time, holders of Company Options have no rights with respect thereto other than those specifically provided in this Section 2.9.

2.12 Section 368 Reorganization. For U.S. federal income tax purposes, the Merger is intended to constitute a “reorganization” within the meaning of Section 368(a)(1)(B) of the Code and/or Section 368(a)(1)(A) and (a)(2)(E). The parties to this Agreement hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations. Each party shall cooperate and take all actions necessary to cause the Merger to be treated as a “reorganization” under Section 368 of the Code and shall take no action that will prevent, prohibit or result in the loss of such treatment, in whole or in part. Each party shall file all Tax Returns consistent with such treatment and shall take no position that is inconsistent with such treatment in any audit or other Proceeding unless prohibited by applicable Law. Each party acknowledges and agrees that (i) it has had the opportunity to obtain independent legal and tax advice with respect to the Merger, (ii) it is responsible for paying its own Taxes, including without limitation, any adverse Tax consequences that may result if the Merger is not determined to qualify as a reorganization under Section 368 of the Code, and (iii) no party is making any representation or warranty as to the qualification of the Merger as a reorganization under Section 368 of the Code or as to the effect, if any, that any transaction consummated prior to the Closing Date has or may have on any such reorganization status.

2.13 Withholding. The Acquiror Company shall be entitled to deduct and withhold from the Acquiror Company Shares otherwise issuable pursuant to this Agreement to any Shareholder of the Company, such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local, provincial or foreign Tax Law. To the extent that amounts are so withheld and paid over to the appropriate Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to such Shareholder in respect of which such deduction and withholding was made.

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Section III

CLOSING DATE

3.1 Closing Date. The closing of the Merger (the “Closing”) will take place at a time and on a date to be specified by the parties (the “Closing Date”), which shall be no later than the second business day after satisfaction or waiver (to the extent legally permissible) of the conditions set forth in Sections VIII and IX (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), subject to extension by mutual agreement of the Company and the Acquiror Company.

3.2 Delivery of Shares. The Acquiror Company Shares which the Shareholders are entitled to receive pursuant hereto shall be delivered by book-entry confirmation in the name of such Shareholders evidencing such number of Acquiror Company Shares as set forth in Exhibit A.

Section IV

REPRESENTATIONS AND WARRANTIES OF PRINCIPAL

4.1 Generally. The Principal hereby represents and warrants to the Acquiror Company:

4.1.1 Authority. The Principal has the right, power, authority and capacity to execute and deliver this Agreement and each of the Transaction Documents to which such Principal is a party, to consummate the transactions contemplated by this Agreement and each of the Transaction Documents to which such Principal is a party, and to perform such Principal’s obligations under this Agreement and each of the Transaction Documents to which such Principal is a party, as applicable. This Agreement has been, and each of the Transaction Documents to which such Principal is a party will be, duly and validly authorized and approved, executed and delivered by Principal. Assuming this Agreement and the Transaction Documents have been duly and validly authorized, executed and delivered by the parties thereto other than Principal, this Agreement is, and each of the Transaction Documents to which Principal is a party will be, duly authorized, executed and delivered by Principal and constitutes or will constitute the legal, valid and binding obligation of Principal, enforceable against Principal in accordance with their respective terms, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar Laws affecting the enforcement of creditors rights generally.

4.1.2 No Conflict. Neither the execution or delivery by Principal of this Agreement or any Transaction Document to which Principal is a party, nor the consummation or performance by Principal of the transactions contemplated hereby or thereby will, directly or indirectly, (a) contravene, conflict with, or result in a violation of any provision of the Organizational Documents of Principal (if Principal is not a natural person); (b) contravene, conflict with, constitute a default (or an event or condition which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, any material agreement or instrument to which Principal is a party or by which the properties or assets of Principal are bound; or (c) contravene, conflict with, or result in a violation of, any Law or Order to which Principal, or any of the properties or assets of Principal, are subject.

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4.1.3 Litigation. There is no pending Proceeding against Principal that involves the Company Common Stock or that challenges, or would have the effect of preventing, delaying or making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement and, to the knowledge of Principal, no such Proceeding has been threatened.

4.1.4 No Brokers or Finders. Except as disclosed in Schedule 4.1.4, no Person has, or will have, as a result of the transactions contemplated herein any right or valid claim against Principal for any commission, fee or other compensation as a finder or broker, or in any similar capacity.

4.1.5 Accuracy of Company Representations and Warranties. To the best of Principal’s knowledge, the Company’s representations and warranties as contained in Section V and subject to qualification by the Company Schedules are true and correct in all material respects as of the date of this Agreement (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties were true and correct in all material respects as of such date).

Section V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The disclosure schedules attached hereto as Schedule 5.1 through Schedule 5.29 (the “Company Schedules”) are divided into sections that correspond to the sections of this Section V; provided, however, that any information disclosed in the Company Schedules under any Section number shall be deemed to be disclosed and incorporated into any other Section number where the applicability of such disclosure to such other Section would be reasonably apparent from the face of such disclosure. The Company Disclosure Schedule comprises a list of all exceptions to the truth and accuracy in all material respects of, and of all disclosures or descriptions required by, the representations and warranties set forth in the sections of this Section V. The Company represents and warrants to the Acquiror Company as follows:

5.1 Organization and Qualification. The Company is duly incorporated and validly existing under the laws of the state of Delaware, has all requisite authority and power (corporate and other), governmental licenses, authorizations, consents and approvals to carry on its business as presently conducted and as presently contemplated to be conducted, to own, hold and operate its properties and assets as now owned, held and operated by it, and, except as otherwise disclosed in Section 5.4, to enter into this Agreement and to carry out the provisions hereof, except where the failure to be so organized, existing and in good standing or to have such authority or power will not, in the aggregate, have a Material Adverse Effect. The Company is duly qualified to conduct business and is in good standing as a foreign corporation in each jurisdiction wherein the nature of its activities or its properties owned or leased makes such qualification necessary, except where the failure to be so qualified will not have a Material Adverse Effect.

5.2 Subsidiaries. Except as set forth on Schedule 5.2, the Company does not own directly or indirectly, any equity or other ownership interest in any corporation, partnership, joint venture or other entity or enterprise.

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5.3 Organizational Documents.

5.3.1 True, correct and complete copies of the Organizational Documents of the Company have been delivered to the Acquiror Company prior to the execution of this Agreement, and no action has been taken to amend or repeal such Organizational Documents as of the date of delivery. The Company is not in violation or breach of any of the provisions of its Organizational Documents in any material respect.

5.4 Authorization and Validity of this Agreement. The Company has all requisite authority and power (corporate and other), governmental licenses, authorizations, consents and approvals to enter into this Agreement and each of the Transaction Documents to which the Company is a party, to consummate the transactions contemplated by this Agreement and each of the Transaction Documents to which the Company is a party, and to perform its obligations under this Agreement and each of the Transaction Documents to which the Company is a party, subject to the last sentence of this Section. The execution, delivery and performance by the Company of this Agreement and each of the Transaction Documents to which the Company is a party has been or will be duly authorized by all necessary corporate action on the part of the Company and do not require from the Company Board or the shareholders of Company, any consent or approval that has not been or will not be validly and lawfully obtained. The execution, delivery and performance by the Company of this Agreement and each of the Transaction Documents to which the Company is a party requires no authorization, consent, approval, license, exemption of or filing or registration with any Governmental Authority, other than compliance with the pre-merger notification requirements of the HSR Act and the filing and recordation of appropriate merger documents as required by the DGCL and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business.

5.5 No Violation. Neither the execution nor the delivery by the Company of this Agreement or any Transaction Document to which the Company is a party, nor the consummation or performance by the Company of the transactions contemplated hereby or thereby will, directly or indirectly, (a) contravene, conflict with, or result in a violation of any provision of the Organizational Documents of the Company; (b) contravene, conflict with, constitute a default (or an event or condition which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, or result in the imposition or creation of any Lien on any asset or property of the Company under, any agreement or instrument to which the Company is a party or by which the properties or assets of the Company are bound ; (c) contravene, conflict with, or result in a violation of, any Law or Order to which the Company, or any of the properties or assets owned or used by the Company, is subject; or (d) contravene, conflict with, or result in a violation of, the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any licenses, permits, authorizations, approvals, franchises or other rights held by the Company or to which the business of, or any of the properties or assets owned or used by, the Company are subject, except, in the case of clause (b), (c), or (d), for any such contraventions, conflicts, violations, or other occurrences as would not result in a Material Adverse Effect.

5.6 Binding Obligations. Assuming this Agreement and the Transaction Documents have been duly and validly authorized, executed and delivered by the parties thereto other than the Company, this Agreement and each of the Transaction Documents to which the Company is a party are or will be duly authorized, executed and delivered by the Company and constitute or will constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors rights generally.

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5.7 Capitalization and Related Matters.

5.7.1 Capitalization of the Company. As of the date hereof, the authorized capital stock of the Company consists of 10,500,000 shares of Class A Voting Common Stock and 6,000,000 shares of Class B Non-Voting Common Stock, of which 9,857,626 shares of Class A Voting Common Stock and 1,498,353 shares of Class B Non-Voting Common Stock are issued and outstanding, and no shares of preferred stock. Except as set forth on Schedule 5.7.1 (which Schedule shall include the Company Options), there are no outstanding or authorized options, warrants, calls, purchase agreements, participation agreements, subscription rights, conversion rights, exchange rights or other securities or contracts that would require the Company to issue, sell or otherwise cause to become outstanding any of its authorized but unissued shares of capital stock or any securities convertible into, exchangeable for or carrying a right or option to purchase shares of capital stock or to create, authorize, issue, sell or otherwise cause to become outstanding any new class of capital stock. There are no outstanding stockholders’ agreements, voting trusts or arrangements, registration rights agreements, rights of first refusal or other contracts pertaining to the capital stock of the Company, in each case to which the Company is a party. The issuance of all of the shares of Common Stock described in this Section 5.7.1 have been in compliance with the federal securities laws of the U.S. All issued and outstanding shares of the Company’s capital stock are duly authorized, validly issued, fully paid and nonassessable and have not been issued in violation of any preemptive or similar rights.

5.7.2 No Redemption Requirements. There are no outstanding contractual obligations (contingent or otherwise) of the Company to retire, repurchase, redeem or otherwise acquire any outstanding shares of capital stock of, or other ownership interests in, the Company or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other Person.

5.8 Shareholders. Exhibit A contains a true and complete list of the names and addresses of the record and beneficial owners of all of the outstanding capital stock of the Company. Except as expressly provided in this Agreement, no holder of Company Equity Securities is entitled to any preemptive right, right of first refusal or similar right, in each case granted by the Company, with respect to the shares of the Company’s capital stock. To the knowledge of the Company, there is no voting trust, agreement or arrangement related to any Equity Securities of the Company.

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5.9 Compliance with Laws and Other Instruments. Except as would not have a Material Adverse Effect: (i) the business and operations of the Company have been and are being conducted in accordance with all applicable Laws and Orders; (ii) the Company has not received written notice of any violation (or any Proceeding involving an allegation of any violation) of any applicable Law or Order by the Company, and, to the knowledge of the Company, no Proceeding involving an allegation of violation of any applicable Law or Order by the Company is threatened; and (iii) the Company is not in violation of, or (with or without notice or lapse of time or both) in default under, or in breach of, any term or provision of its Organizational Documents or of any indenture, loan or credit agreement, note, deed of trust, mortgage, security agreement or other material agreement, lease, license or other binding instrument, commitment, obligation or arrangement to which the Company is a party or by which any of the Company’s properties, assets or rights are bound. To the knowledge of the Company, no other party to any material contract, agreement, lease, license, binding commitment, instrument or other obligation to which the Company is a party is (with or without notice or lapse of time or both) in default thereunder or in breach of any term thereof. The Company is not subject to any obligation or restriction of any kind or character that materially and adversely affects in any way its business, properties or assets or that prohibits the Company from entering into this Agreement or would prevent or make materially burdensome its performance of or compliance with all or any part of this Agreement or the consummation of the transactions contemplated hereby or thereby.

5.10 Certain Proceedings. There is no pending Proceeding that has been commenced against the Company that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated in this Agreement. To the Company’s knowledge, no such Proceeding has been threatened.

5.11 No Brokers or Finders. Except as disclosed in Schedule 5.11, no person has, or will have, as a result of the transactions contemplated herein any right or valid claim against the Company for any commission, fee or other compensation as a finder or broker, or in any similar capacity.

5.12 Title to and Condition of Properties. Except as would not have a Material Adverse Effect, the Company owns (with good and marketable title in the case of real property), or holds under valid leases or other rights to use, all real property, plants, machinery and equipment necessary for the conduct of the business of the Company as presently conducted, free and clear of all Liens, except Permitted Liens. To the knowledge of the Company, (a) the material buildings, plants, machinery and equipment necessary for the conduct of the business of the Company as presently conducted are structurally sound, are in reasonably good operating condition and repair and are adequate for the uses to which they are being put, in each case, taken as a whole, and (b) none of such buildings, plants, machinery or equipment is in need of material maintenance or repairs, except for ordinary, routine maintenance and repairs that are not material in nature or cost.

5.13 No Changes. Since December 31, 2018, the Company has not experienced or suffered any Material Adverse Effect.

5.14 No Undisclosed Events. Except as set forth on Schedule 5.14, since December 31, 2018, no material event exists with respect to the Company or its businesses, properties, operations or financial condition, which has not been disclosed to the Acquiror Company in writing as of the date of this Agreement which would result in a Material Adverse Effect.

5.15 Board Recommendation. The Company Board has, by unanimous written consent or unanimous vote at a Company Board meeting, determined that this Agreement and the transactions contemplated by this Agreement, are advisable and in the best interests of the Company and its Shareholders.

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5.16 Changes. Except as set forth in Schedule 5.16, since December 31, 2018, the Company has conducted its business in the usual and ordinary course of business consistent with past practice and has not:

5.16.1 Ordinary Course of Business. Entered into any transaction other than in the usual and ordinary course of business, except for this Agreement and each of the Transaction Documents.

5.16.2 Adverse Changes. Suffered or experienced any change in its condition (financial or otherwise), properties, assets, liabilities, business, operations or results of operations other than changes, events or conditions in the usual and ordinary course of its business, none of which would have a Material Adverse Effect;

5.16.3 Loans. Made any loans or advances to any Person other than travel advances and reimbursement of expenses made to employees, officers and directors in the ordinary course of business, and the Company does not have any outstanding loans or debt owed for any services provided to any Principal, executive officer, or other employee, or independent contractor or service provider of Company;

5.16.4 Liens. Created or permitted to exist any Lien on any material property or asset of the Company, other than Permitted Liens;

5.16.5 Capital Stock. Except as set forth in the Section 5.7 hereof, issued, sold, disposed of or encumbered, or authorized the issuance, sale, disposition or encumbrance of, or granted or issued any option to acquire any shares of its capital stock or any other of its securities or any Equity Security, or altered the term of any of its outstanding securities or made any change in its outstanding shares of capital stock or its capitalization, whether by reason of reclassification, recapitalization, stock split, combination, exchange or readjustment of shares, stock dividend or otherwise;

5.16.6 Dividends. Declared, set aside, made or paid any dividend or other distribution to any of its stockholders;

5.16.7 Material Contracts. Terminated or modified any Material Contract, except for termination upon expiration in accordance with the terms thereof;

5.16.8 Claims. Released, waived or cancelled any claims or rights of the Company in excess of US $50,000 in the aggregate or instituted or settled any Proceeding involving in excess of US $50,000 in the aggregate;

5.16.9 Discharged Liabilities. Paid, discharged or satisfied any claim, obligation or liability in excess of US $50,000 in the aggregate, except for claims, obligations and liabilities incurred prior to the date of this Agreement in the ordinary course of business;

5.16.10 Indebtedness. Created, incurred, assumed or otherwise become liable for any Indebtedness in excess of US $50,000 in the aggregate, other than professional fees or in the ordinary course of business;

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5.16.11 Guarantees. Guaranteed or endorsed any obligation of any Person exceeding $50,000 in the aggregate;

5.16.12 Acquisitions. Acquired the capital stock or other securities or any ownership interest in, or substantially all of the assets of, any other Person;

5.16.13 Accounting. Changed its method of accounting or the accounting principles or practices utilized in the preparation of its financial statements, other than as required by GAAP;

5.16.14 Agreements. Entered into any agreement, or otherwise obligated itself, to do any of the foregoing.

5.17 Litigation. Except as set forth on Schedule 5.17, there is no Proceeding pending or, to the knowledge of the Company, threatened against the Company or any of their respective properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign) (collectively, an “Action”) which (i) adversely affects or challenges the legality, validity or enforceability of any of the Transaction Documents or the Company Common Stock or (ii) would, if there were an unfavorable decision, have or reasonably be expected to result in a Material Adverse Effect. Neither the Company, nor, to the knowledge of the Company, any director or officer thereof is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty. To the knowledge of the Company, there has not been and is not pending any investigation by the Commission involving the Company or any current or former director or officer of the Company.

5.18 Labor Relations. No labor dispute exists or, to the knowledge of the Company, is imminent with respect to any of the employees of Company, in each case which would reasonably be expected to result in a Material Adverse Effect. No Company employee is a member of a union that relates to such employee’s relationship with the Company, and the Company is not a party to a collective bargaining agreement. To the knowledge of the Company, (a) no executive officer of the Company is in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement or non-competition agreement, or any other contract or agreement or any restrictive covenant to which such person is a party in favor of any third party, and (b) the continued employment of each such executive officer does not subject Company to any material liability with respect to any of the foregoing matters. The Company is in compliance with all U.S. federal, state, local and foreign laws and regulations relating to employment and employment practices, terms and conditions of employment and wages and hours, except where the failure to be in compliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

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5.19 Compliance. The Company is not: (i) in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by Company under), nor has Company received written notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) in violation of any applicable judgment, decree or order of any court, arbitrator or other governmental authority or (iii) in violation of any applicable statute, rule, ordinance or regulation of any governmental authority, including without limitation all foreign, federal, state and local laws relating to taxes, environmental protection, occupational health and safety, product quality and safety and employment and labor matters, except in each of the foregoing clauses (i), (ii) and (iii) as would not have or reasonably be expected to result in a Material Adverse Effect.

5.20 Regulatory Permits. The Company possess all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct its business, as presently conducted, except where the failure to possess such certificates, authorizations and permits would not reasonably be expected to result in a Material Adverse Effect (“Material Permits”), and the Company has not received any written notice of proceedings relating to the revocation or modification of any Material Permit.

5.21 Intellectual Property. The Company has, or has rights to use, all Intellectual Property used in connection with its business and which the failure to so have would have a Material Adverse Effect (collectively, the “Intellectual Property Rights”). The Company has not received a written notice that any of the Intellectual Property Rights has expired, terminated or been abandoned, or is expected to expire or terminate or be abandoned within one (1) year from the date of this Agreement, except where such occurrence would not reasonably be expected to result in a Material Adverse Effect. The Company has not received a written notice of a claim or otherwise has any knowledge that the Intellectual Property Rights violate or infringe upon the rights of any Person, except as would not have, or reasonably be expected to have, a Material Adverse Effect. To the Company’s knowledge, all such Intellectual Property Rights are enforceable and there is no existing infringement by another Person of any of the Intellectual Property Rights. The Company has taken reasonable security measures to protect the secrecy, confidentiality and value of all of their intellectual properties, except where failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.22 Transactions With Affiliates and Employees. Except as set forth in Schedule 5.22, none of the officers or directors of the Company and, to the Company’s knowledge, none of the employees of the Company are presently a party to any transaction with Company (other than for or relating to services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, providing for the borrowing of money from or lending of money to or otherwise requiring payments to or from any officer, director or such employee or, to the Company’s knowledge, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee, stockholder, member or partner, other than for: (i) payment of salary, bonus, consulting fees and other similar compensation for services rendered, (ii) reimbursement for expenses incurred on behalf of the Company and (iii) other employee benefits, including stock option agreements, restricted stock awards or related agreements under any equity-based compensation plan of the Company.

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5.23 Absence of Undisclosed Liabilities. Except as set forth on Schedule 5.23, as of the date hereof, the Company has no debt, obligation or liability (whether accrued, absolute, contingent, liquidated or otherwise, whether due or to become due) arising out of any transaction or agreement, oral or written, entered into at or prior to the date hereof other than in the ordinary course of business, except as would not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 5.23, as of the date hereof, the Company has not incurred liabilities, obligations or claims (whether liquidated or unliquidated, secured or unsecured, absolute, accrued, contingent or otherwise), other than in the ordinary course of business or that would not reasonably be expected to have a Material Adverse Effect.

5.24 Material Contracts. The Company has provided to the Acquiror Company, prior to the date of this Agreement, true, correct and complete copies of each written Material Contract, including each amendment, supplement and modification thereto, a list of which is contained on Schedule 5.24.

5.25 No Defaults. Each Material Contract is a valid and binding agreement of the Company and is in full force and effect. The Company is not in material breach or default of any Material Contract to which it is a party and, to the Company’s knowledge, no other party to any Material Contract is in material breach or default thereof. To the knowledge of the Company, no event has occurred or circumstance exists that (with or without notice or lapse of time) would (a) contravene, conflict with or result in a violation or breach of, or become a default or event of default under, any provision of any Material Contract or (b) permit the Company or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any Material Contract, in any of the foregoing cases that would have a Material Adverse Effect. The Company has not received written notice of the pending or threatened cancellation, revocation or termination of any Material Contract to which it is a party, other than the cancellation or termination of a Material Contract in accordance with its terms. There are no current renegotiations of, or, to the knowledge of the Company, attempts to renegotiate, or outstanding rights to renegotiate any material terms of any Material Contract.

5.26 Employees. Except as would not have a Material Adverse Effect, (a) the Company is in full compliance with all Laws regarding employment, wages, hours, benefits, equal opportunity, collective bargaining, the payment of Social Security and other taxes, and occupational safety and health, (b) the Company is not liable for the payment of any compensation, damages, taxes, fines, penalties or other amounts, however designated, for failure to comply with any of the foregoing Laws, and (c) each service provider classified as an independent contractor by the Company has been properly classified.

5.27 Tax Returns and Audits.

5.27.1 Tax Returns. Since inception, to the Company’s knowledge, the Company has filed all material Tax Returns required to be filed (if any) by or on behalf of the Company and have paid all material Taxes required to have been paid (whether or not reflected on any Tax Return). Except as set forth on Schedule 5.27, (a) no Governmental Authority in any jurisdiction has made a claim, assertion or threat to the Company in writing that the Company is or may be subject to taxation by such jurisdiction; (b) there are no Liens with respect to Taxes on the Company’s property or assets other than Permitted Liens; and (c) there are no Tax rulings, requests for rulings, or closing agreements to which the Company is a party or to which it is subject for any period (or portion of a period) that would affect any period after the date hereof.

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5.27.2 No Adjustments, Changes. The Company has not, nor, to the knowledge of the Company, has any other Person on behalf of the Company (a) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign law; or (b) agreed to, nor is it required to make, any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign law.

5.27.3 No Disputes. To the knowledge of the Company, there is no pending or threatened audit, examination, investigation, dispute, proceeding or claim with respect to any Taxes of the Company. The Company has not received written notice of any such audit, examination, investigation, dispute, proceeding or claim with respect to any Taxes with respect to any periods.

5.27.4 Not a U.S. Real Property Holding Corporation. The Company is not and has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

5.27.5 No Tax Allocation, Sharing. The Company is not and has not been a party to any Tax allocation or sharing agreement.

5.27.6 No Other Arrangements. The Company is not a party to any agreement, contract or arrangement for services that would result, individually or in the aggregate, in the payment of any amount that would not be deductible by reason of Section 162(m), 280G or 404 of the Code. The Company is not a “consenting corporation” within the meaning of Section 341(f) of the Code. The Company does not have any “tax-exempt bond financed property” or “tax-exempt use property” within the meaning of Section 168(g) or (h), respectively, of the Code. The Company does not have any outstanding closing agreement, ruling request, request for consent to change a method of accounting, subpoena or request for information to or from a Governmental Authority in connection with any Tax matter. During the last two years, the Company has not engaged in any exchange with a related party (within the meaning of Section 1031(f) of the Code) under which gain realized was not recognized by reason of Section 1031 of the Code. The Company is not a party to any reportable transaction within the meaning of Treasury Regulation Section 1.6011-4.

5.28 Bank Accounts and Safe Deposit Boxes. Schedule 5.28 discloses the title of each bank or other deposit or financial account, and each lock box and safety deposit box currently used by the Company, the financial institution at which that account or box is maintained, and the names of the persons authorized to draw against the account or otherwise have access to the account or box, as the case may be.

5.29 Money Laundering Laws. The operations of the Company are and have been conducted at all times in all material respects in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all U.S. and non-U.S. jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority (collectively, the “Money Laundering Laws”) and no Proceeding against the Company with respect to the Money Laundering Laws is pending or, to the knowledge of Company, threatened.

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5.30 No Other Representations. Except for the representations and warranties made by the Company in this Section V, neither the Company nor any other Person makes or has made any express or implied representation or warranty with respect to the Company or any of its businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, and the Company hereby disclaims any such other representations or warranties.

Section VI

REPRESENTATIONS AND WARRANTIES OF THE ACQUIROR COMPANY

The disclosure schedules attached hereto as Schedule 6.1 through Schedule 6.21 (the “Acquiror Company Disclosure Schedules”) are divided into sections that correspond to the sections of this Section VI. The Acquiror Company Disclosure Schedule comprises a list of all exceptions to the truth and accuracy in all material respects of, and of all disclosures or descriptions required by, the representations and warranties set forth in the sections of this Section VI. For purposes of this Section VI, any statement, facts, representations, or admissions contained in the SEC Reports filed by the Acquiror Company with the Commission prior to the date hereof (to the extent it is reasonably apparent on the face of such disclosure that such disclosure set forth in such SEC Reports would qualify the representations and warranties contained herein, but excluding any statements that constitute forward-looking statements in that such statements are predictive or forward-looking in nature, including any such forward-looking statements set forth in any “risk factor” section of any SEC Reports) are deemed to be included in the Acquiror Company Disclosure Schedules and all such information is deemed to be fully disclosed to the Company. For purposes of these representations and warranties, the term the “Acquiror Company” shall include any Subsidiaries of the Acquiror Company, unless the context otherwise requires. Acquiror Company represents and warrants to the Company and Shareholders as follows:

6.1 Organization and Qualification. The Acquiror Company is duly incorporated, validly existing and in good standing under the laws of the state of Florida, has all requisite authority and power (corporate and other), governmental licenses, authorizations, consents and approvals to carry on its business as presently conducted and as contemplated to be conducted, to own, hold and operate its properties and assets as now owned, held and operated by it, to enter into this Agreement, to carry out the provisions hereof except where the failure to be so organized, existing or to have such authority or power will not, in the aggregate, have a Material Adverse Effect. The Acquiror Company is duly qualified to conduct business and is in good standing as a foreign corporation in each jurisdiction wherein the nature of its activities or its properties owned or leased makes such qualification necessary, except where the failure to be so qualified will not have a Material Adverse Effect. The Merger Sub is duly incorporated, validly existing and in good standing under the laws of the state of Delaware.

6.2 Subsidiaries. Except as set forth on Schedule 6.2, the Acquiror Company does not own, directly or indirectly, any equity or other ownership interest in any corporation, partnership, joint venture or other entity or enterprise.

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6.3 Organizational Documents. True, correct and complete copies of the Organizational Documents of the Acquiror Company have been filed with the SEC Reports and of Merger Sub have been made available to the Company prior to the date hereof, and no action has been taken to amend or repeal such Organizational Documents since such date of filing or delivery. Neither the Acquiror Company nor Merger Sub is in violation or breach in any material respect of any of the provisions of its Organizational Documents.

6.4 Authorization. Each of the Acquiror Company and Merger Sub has all requisite authority and power (corporate and other), governmental licenses, authorizations, consents and approvals to enter into this Agreement and each of the Transaction Documents to which it is a party, to consummate the transactions contemplated by this Agreement and each of the Transaction Documents to which it is a party and to perform its obligations under this Agreement and each of the Transaction Documents to which it is a party. The execution, delivery and performance by each of the Acquiror Company and Merger Sub of this Agreement and each of the Transaction Documents to which it is a party have been duly authorized by all necessary corporate action (including by the Acquiror Company in its capacity as sole stockholder of Merger Sub) and do not require from the Acquiror Company Board, the board of directors of Merger Sub or the stockholders of the Acquiror Company or Merger Sub any consent or approval that has not been validly and lawfully obtained. The execution, delivery and performance by each of the Acquiror Company and Merger Sub of this Agreement and each of the Transaction Documents to which it is a party requires no authorization, consent, approval, license, exemption of or filing or registration with any Governmental Authority or other Person other than (i) such other customary filings with the Commission for transactions of the type contemplated by this Agreement and the Transaction Documents, (ii) compliance with the pre-merger notification requirements of the HSR Act and (iii) the filing and recordation of appropriate merger documents as required by the DGCL and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business.

6.5 No Violation. Neither the execution nor the delivery by the Acquiror Company, or Merger Sub of this Agreement or any Transaction Document to which the Acquiror Company, or Merger Sub, as the case may be, is a party, nor the consummation or performance by the Acquiror Company or Merger Sub of the transactions contemplated hereby or thereby will, directly or indirectly, (a) contravene, conflict with, or result in a violation of any provision of the Organizational Documents of the Acquiror Company or Merger Sub, (b) contravene, conflict with, constitute a default (or an event or condition which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, or result in the imposition or creation of any Lien under, any agreement or instrument to which the Acquiror Company or Merger Sub is a party or by which the properties or assets of the Acquiror Company or Merger Sub is bound; (c) contravene, conflict with, or result in a violation of, any Law or Order to which the Acquiror Company or Merger Sub, or any of the properties or assets owned or used by the Acquiror Company or Merger Sub, may be subject; or (d) contravene, conflict with, or result in a violation of, the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any licenses, permits, authorizations, approvals, franchises or other rights held by the Acquiror Company or Merger Sub or that otherwise relate to the business of, or any of the properties or assets owned or used by, the Acquiror Company or Merger Sub, except, in the case of clause (b), (c), or (d), for any such contraventions, conflicts, violations, or other occurrences as would not have a Material Adverse Effect.

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6.6 Binding Obligations. Assuming this Agreement and the Transaction Documents have been duly and validly authorized, executed and delivered by the parties thereto other than the Acquiror Company and Merger Sub, this Agreement and each of the Transaction Documents to which the Acquiror Company or Merger Sub, as the case may be, is a party are duly authorized, executed and delivered by each of the Acquiror Company and Merger Sub and constitute the legal, valid and binding obligations of each of the Acquiror Company and Merger Sub, enforceable against each of the Acquiror Company and Merger Sub in accordance with their respective terms, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar Laws affecting the enforcement of creditors rights generally.

6.7 Securities Laws. Assuming the accuracy of the representations and warranties of the Shareholders in the Accredited Investor Letter attached hereto as Exhibit D, the issuance of the Acquiror Company Shares pursuant to this Agreement will be, when issued in accordance with the terms of this Agreement, issued in compliance with exemptions from the registration and prospectus delivery requirements of the Securities Act and the registration permit or qualification requirements of all applicable state securities laws.

6.8 Capitalization and Related Matters.

6.8.1 Capitalization. The authorized capital stock of the Acquiror Company consists of 1,000,000,000,000 shares of Acquiror Company Common Stock, of which 226,828,797,262 shares of Acquiror Company Common Stock are issued and outstanding, 5,000,000 shares of Series A Preferred Stock, par value $0.0001 per share, of which 5,000,000 shares are issued and outstanding, 60,000 shares of Series B Preferred Stock, par value $0.0001 per share, of which 10,500 shares are issued and outstanding and which are convertible into 14,972,194,495, shares of Acquiror Company Common Stock, and 8,318 shares of Series C Preferred Stock, par value $0.0001 per share, of which 8,318 shares are issued and outstanding and which are convertible into 12,864,419,313 shares of Acquiror Company Common Stock. Except as set forth on Schedule 6.8.1, there are no outstanding or authorized options, warrants, calls, purchase agreements, participation agreements, subscription rights, conversion rights, exchange rights, stock awards, restricted stock, restricted stock units or other securities or contracts that would require the Acquiror Company to issue, sell or otherwise cause to become outstanding any of its authorized but unissued shares of capital stock or any securities convertible into, exchangeable for or carrying a right or option to purchase shares of capital stock or to create, authorize, issue, sell or otherwise cause to become outstanding any new class of capital stock. All issued and outstanding shares of the Acquiror Company Common Stock and Acquiror Company Preferred Stock are duly authorized, validly issued, fully paid and nonassessable, and have not been issued in violation of any preemptive or similar rights and have been issued in compliance with the federal securities laws of the U.S. At the Closing Date, the Acquiror Company will have sufficient authorized and unissued Acquiror Company Common Stock to consummate the transactions contemplated hereby.

6.8.2 Duly Authorized. The issuance of the Acquiror Company Shares has been duly authorized and, upon issuance of the Acquiror Company Shares in accordance with the terms of this Agreement, the Acquiror Company Shares will have been validly issued and fully paid, and will be nonassessable, have the rights, preferences and privileges specified in the Acquiror Company’s Organizational Documents, will be issued free of preemptive rights and will be free and clear of all Liens and restrictions, other than Liens created by a Shareholder, this Agreement and the Securities Act.

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6.9 Compliance with Laws. Since February 4, 2021 and, to the best of the Acquiror Company’s knowledge, for all periods prior thereto, (i) the business and operations of the Acquiror Company have been and are being conducted in accordance with all applicable Laws and Orders; (ii) the Acquiror Company has not received notice of any violation (or any Proceeding involving an allegation of any violation) of any applicable Law or Order by or affecting the Acquiror Company and no Proceeding involving an allegation of violation of any applicable Law or Order is threatened or contemplated. The Acquiror Company is not subject to any obligation or restriction of any kind or character, nor is there, to the knowledge of the Acquiror Company, any event or circumstance relating to the Acquiror Company that materially and adversely affects in any way its business, properties, assets or prospects or that prohibits the Acquiror Company from entering into this Agreement or would prevent or make burdensome its performance of or compliance with all or any part of this Agreement or the consummation of the transactions contemplated hereby.

6.10 Certain Proceedings. There is no pending Proceeding that has been commenced against the Acquiror Company or Merger Sub and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement. To the knowledge of the Acquiror Company, no such Proceeding has been threatened.

6.11 No Brokers or Finders. Except as disclosed in Schedule 6.11, no Person has, or as a result of the transactions contemplated herein will have, any right or valid claim against the Acquiror Company or any of their respective Affiliates for any commission, fee or other compensation as a finder or broker, or in any similar capacity.

6.12 Absence of Undisclosed Liabilities. Except as set forth on Schedule 6.12, or as contained in the SEC Reports, as of the date hereof, the Acquiror Company has no debt, obligation or liability (whether accrued, absolute, contingent, liquidated or otherwise, whether due or to become due) arising out of any transaction entered into at or prior to the Closing Date or any act or omission at or prior to the Closing Date Except as set forth in the SEC Reports or on Schedule 6.12, as of the date hereof, the Acquiror Company has not incurred liabilities, obligations, claims or losses (whether liquidated or unliquidated, secured or unsecured, absolute, accrued, contingent or otherwise).

6.13 Changes. Except as set forth in the SEC Reports or on Schedule 6.13, the Acquiror Company has, since February 4, 2021, conducted its business in the usual and ordinary course of business consistent with past practice and has not:

6.13.1 Adverse Changes. Suffered or experienced any change in, or affecting, its condition (financial or otherwise), properties, assets, liabilities, business, operations, results of operations or prospects other than changes, events or conditions in the usual and ordinary course of its business, none of which would have a Material Adverse Effect;

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6.13.2 Loans. Made any loans or advances to any Person other than travel advances and reimbursement of expenses made to employees, officers and directors in the ordinary course of business;

6.13.3 Liens. Created or permitted to exist any Lien on any material property or asset of the Acquiror Company, other than Permitted Liens;

6.13.4 Capital Stock. Issued, sold, disposed of or encumbered, or authorized the issuance, sale, disposition or encumbrance of, or granted or issued any option to acquire any shares of its capital stock or any other of its securities or any Equity Security, or altered the term of any of its outstanding securities or made any change in its outstanding shares of capital stock or its capitalization, whether by reason of reclassification, recapitalization, stock split, combination, exchange or readjustment of shares, stock dividend or otherwise;

6.13.5 Dividends. Declared, set aside, made or paid any dividend or other distribution to any of its stockholders;

6.13.6 Material Acquiror Company Contracts. Terminated or modified any Material Acquiror Company Contract, except for termination upon expiration in accordance with the terms thereof;

6.13.7 Claims. Released, waived or cancelled any claims or rights relating to or affecting the Acquiror Company in excess of US $50,000 in the aggregate or instituted or settled any Proceeding involving in excess of US $50,000 in the aggregate;

6.13.8 Discharged Liabilities. Paid, discharged or satisfied any claim, obligation or liability in excess of US $50,000 in the aggregate, except for liabilities incurred prior to the date of this Agreement in the ordinary course of business;

6.13.9 Indebtedness. Created, incurred, assumed or otherwise become liable for any Indebtedness in excess of US $50,000 in the aggregate, other than professional fees;

6.13.10 Guarantees. Guaranteed or endorsed any obligation or net worth of any Person exceeding $50,000 in the aggregate;

6.13.11 Acquisitions. Acquired the capital stock or other securities or any ownership interest in, or substantially all of the assets of, any other Person;

6.13.12 Accounting. Changed its method of accounting or the accounting principles or practices utilized in the preparation of its financial statements, other than as required by GAAP;

6.13.13 Agreements. Entered into any agreement, or otherwise obligated itself, to do any of the foregoing.

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6.14 Litigation. Except as set forth on Schedule 6.14, there is no Proceeding pending or, to the knowledge of the Acquiror Company, threatened against the Acquiror Company or any of their respective properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign) which (i) adversely affects or challenges the legality, validity or enforceability of any of the Transaction Documents or the Acquiror Company Common Stock or (ii) would, if there were an unfavorable decision, have or reasonably be expected to result in a Material Adverse Effect. Neither the Acquiror Company, nor, to the knowledge of the Acquiror Company, any director or officer thereof is or has been the subject of any Proceeding involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty. To the knowledge of the Acquiror Company, there has not been and is not pending any investigation by the Commission involving the Acquiror Company or any current or former director or officer of the Acquiror Company.

6.15 Compliance. The Acquiror Company is not: (i) in violation of any applicable judgment, decree or order of any court, arbitrator or other governmental authority or (ii) in violation of any applicable statute, rule, ordinance or regulation of any governmental authority, except in each of the foregoing clauses (i) and, (ii) as would not have or reasonably be expected to result in a Material Adverse Effect.

6.16 No Defaults. Each Material Acquiror Company Contract is a valid and binding agreement of the Acquiror Company, and is in full force and effect. The Acquiror Company is not in breach or default of any Material Acquiror Company Contract to which it is a party and, to the knowledge of the Acquiror Company, no other party to any Material Acquiror Company Contract is in breach or default thereof. No event has occurred or circumstance exists that (with or without notice or lapse of time) would (a) contravene, conflict with or result in a violation or breach of, or become a default or event of default under, any provision of any Material Acquiror Company Contract or (b) permit the Acquiror Company or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any Material Acquiror Company Contract. The Acquiror Company has not received notice of the pending or threatened cancellation, revocation or termination of any Material Acquiror Company Contract to which it is a party. There are no renegotiations of, or attempts to renegotiate, or outstanding rights to renegotiate any material terms of any Material Acquiror Company Contract.

6.17 Tax Returns. The Acquiror Company has filed all material Tax Returns required to be filed (if any) by or on behalf of the Acquiror Company and has paid all material Taxes required to have been paid (whether or not reflected on any Tax Return). Except as set forth on Schedule 6.17, (a) no Governmental Authority in any jurisdiction has made a claim, assertion or threat to the Acquiror Company in writing that the Acquiror Company is or may be subject to taxation by such jurisdiction; (b) there are no Liens with respect to Taxes on the Acquiror Company’s property or assets other than Permitted Liens; and (c) there are no Tax rulings, requests for rulings, or closing agreements to which the Acquiror Company is a party or to which it is subject for any period (or portion of a period) that would affect any period after the date hereof.

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6.18 SEC Reports; Financial Statements. Except as set forth on Schedule 6.15, since February 4, 2021, and, to the best of the Acquiror Company’s knowledge, for all periods prior thereto, the Acquiror Company has filed all reports (including all exhibits and amendments thereto) required to be filed by it under the Securities Act or the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the two (2) years preceding the date hereof (the foregoing materials being collectively referred to herein as the “SEC Reports”). As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the Commission promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All Material Acquiror Company Contracts to which the Acquiror Company is a party or to which the property or assets of the Acquiror Company are subject have been appropriately filed as exhibits to the SEC Reports as and to the extent required under the Securities Act or the Exchange Act. The financial statements of the Acquiror Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of unaudited statements as permitted by Form 10-Q, as the case may be, of the Commission), and fairly present in all material respects (subject in the case of unaudited statements, to normal, recurring audit adjustments) the consolidated financial position of the Acquiror Company as at the dates thereof and the consolidated results of its operations, cash flows and changes in stockholders’ equity for the periods then ended. The Acquiror Company has established and maintains disclosure controls and procedures (as defined in Rules 13a-14 and 15d-14 promulgated under the Exchange Act) designed to ensure that material information relating to the Acquiror Company is accumulated and communicated to its management.

6.19 Untrue Statements. Neither this Agreement nor the Schedules hereto nor any other documents, certificates or instruments furnished to the Company by or on behalf of Acquiror Company in connection with the transactions contemplated by this Agreement contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made herein or therein, in the light of the circumstances under which they were made herein or therein, not misleading.

6.20 Board Recommendation. Each of the Acquiror Company Board and the board of directors of Merger Sub, by unanimous written consent, has determined that this Agreement and the transactions contemplated by this Agreement are advisable and in the best interests of its stockholders and has duly authorized and approved this Agreement and the transactions contemplated by this Agreement.

6.21 Interim Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and has not engaged in any business activities or conducted any operations other than in connection with such transactions. The Acquiror Company directly owns all of the outstanding shares of capital stock of Merger Sub.

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Section VII

COVENANTS

7.1 Regulatory Filings; Commercially Reasonable Efforts.

7.1.1 As soon as reasonably practicable following the execution of this Agreement, the Company, on the one hand, and Acquiror Company and SRAX, on the other hand, each shall file with the U.S. Federal Trade Commission (the “FTC”) and the Antitrust Division of the U.S. Department of Justice (the “DOJ”) Notification and Report Forms relating to the transactions contemplated hereby as required by the HSR Act. The Company, on the one hand, and Acquiror Company and SRAX, on the other hand, each shall promptly (i) supply the other party with any information which may be required in order to effectuate such filing and (ii) supply any additional information which reasonably may be required by the FTC or the DOJ in connection with such filing. Each of the Company, on the one hand, and Acquiror Company and SRAX, on the other hand, will notify the other party promptly upon the receipt of (i) any comments from any officials of the FTC or the DOJ in connection with any filing made pursuant hereto and (ii) any request by any officials of the FTC or the DOJ for amendments or supplements to any filing made pursuant to, or information provided to comply with, the requirements of the HSR Act. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to this Section 7.1.1, the Company, on the one hand, and Acquiror Company and SRAX, on the other hand, as the case may be, will promptly inform the other party of such occurrence and cooperate in filing such amendment or supplement. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with, and provide to the other parties’ counsel in advance, any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with any Proceeding under or relating to the HSR Act. The parties may designate any such documents “outside counsel only” and if so designated, such documents may not be disclosed to the other party.

7.1.2 Subject to the terms and conditions herein provided, each party agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated hereby, including obtaining all consents, authorizations and approvals from Governmental Authorities and other third parties required for the consummation of such transactions. Upon the terms and subject to the conditions hereof, each party agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to satisfy the conditions to the consummation of the transactions contemplated hereby to be satisfied by it.

7.2 Public Announcements. Each of the Company, on the one hand, and Acquiror Company, on the other hand, agrees that no public release or public announcement concerning the transactions contemplated hereby shall be issued by such party without the prior consent of the other party (which consent shall not be unreasonably withheld), except as such release or announcement may be required by Law or the rules or regulations of any securities exchange, in which case the party required to make the release or announcement shall use its commercially reasonable efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance.

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7.3 Benefit Plans and Employee Matters.

7.3.1 Except to the extent otherwise provided with respect to any employee, officer or director of the Company pursuant to a written employment agreement with the Company (and Acquiror Company will honor, or cause the Surviving Corporation to honor, all such written employment agreements in accordance with their respective terms), Acquiror Company hereby agrees that, for a period of one year immediately following the Effective Time, it shall, or it shall cause the Surviving Corporation to, (i) provide each employee of the Company as of the Effective Time with at least the same level of base salary (as set forth on Schedule 7.3.1), bonus, cash incentive compensation and other cash compensation that was provided to each such employee immediately prior to the Effective Time, and (ii) provide such employees with employee benefits that are no less favorable than those provided to similarly situated employees of the Acquiror Company immediately prior to the Effective Time. From and after the Effective Time, Acquiror Company shall cause the Surviving Corporation to honor, in accordance with their terms, all contracts, agreements, arrangements, policies, plans and commitments of the Company as in effect immediately prior to the Effective Time that are applicable to any current or former employees or directors of the Company.

7.3.2 Company employees shall receive credit for all purposes (including, for purposes of eligibility to participate, vesting, benefit accrual and eligibility to receive benefits, but excluding benefit accruals under any defined benefit pension plan) under any employee benefit plan, program or arrangement (including vacation plans, programs and arrangements) established or maintained by Acquiror Company, the Surviving Corporation or any of their respective Subsidiaries under which each such employee may be eligible to participate on or after the Effective Time for service with the Company through the Effective Time to the same extent recognized by the Company under comparable plans immediately prior to the Effective Time. Such plan, program or arrangement shall credit each such employee for service accrued or deemed accrued on or prior to the Effective Time with the Company; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit.

7.3.3 With respect to the welfare benefit plans, programs and arrangements maintained, sponsored or contributed to by Acquiror Company or the Surviving Corporation (“Acquiror Company Welfare Benefit Plans”) in which a Company employee may be eligible to participate on or after the Effective Time, Acquiror Company shall, subject to applicable Law, (a) waive, or cause its insurance carrier to waive, all limitations as to preexisting and at-work conditions, if any, with respect to participation and coverage requirements applicable to each such employee under any Acquiror Company Welfare Benefit Plan to the same extent waived under a comparable plan of the Company, and (b) provide credit to each such employee for any co-payments, deductibles and out-of-pocket expenses paid by such employee under any Company plan during the relevant plan year, up to and including the Effective Time.

7.4 SRAX Stock Conversion. As soon as reasonably practicable following the execution of this Agreement, and as a condition to Closing, Acquiror Company and SRAX will enter into a share exchange agreement whereby SRAX will convert all of its Acquiror Company Common Stock for a series of Acquiror Company preferred stock that: (i) provides for a 4.99% or 9.99% (subject to a 61 day notice requirement) beneficial ownership limitation on conversion into Acquiror Company Common Stock, (ii) will be non-voting except as required by law and (ii) will otherwise be on parity with the Acquiror Company Common Stock regarding its rights, preferences and limitations.

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Section VIII

CONDITIONS PRECEDENT OF THE ACQUIROR COMPANY

The Acquiror Company’s obligation to consummate the Merger and to take the other actions required to be taken by the Acquiror Company at the Closing Date is subject to the satisfaction, at or prior to the Closing Date, of each of the following conditions (any of which may be waived by the Acquiror Company in whole or in part to the extent permitted by applicable Law):

8.1 Accuracy of Representations. (a) The representations and warranties of the Company and the Principals set forth in Section IV and Section V of this Agreement (other than the representations and warranties of the Company set forth in Section 5.7.1 and Section 5.8) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent they refer to another date, in which case they shall be true and correct in all material respects as though made on and as of such other date), and (b) the representations and warranties of the Company set forth in Section 5.7.1 and Section 5.8 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent they refer to another date, in which case they shall be true and correct in all respects as though made on and as of such other date).

8.2 Performance by the Company and the Principal.

8.2.1 All of the covenants and obligations that the Company and the Principal are required to perform or to comply with pursuant to this Agreement (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with by it in all material respects.

8.2.2 Each Transaction Document required to be delivered by the Company and the Principal pursuant to this Agreement must have been delivered by it.

8.3 No Material Adverse Effect. There shall not have been any Material Adverse Effect with respect to the Company since the date of this Agreement.

8.4 Certificate of Officer. The Company will have delivered to the Acquiror Company a certificate executed by an officer of the Company on the Company’s behalf certifying the satisfaction of the conditions specified in Sections 8.1 and 8.2.1 relating to the Company.

8.5 Consents.

8.5.1 All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by the Company for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated by this Agreement, shall have been obtained and made by the Company except where the failure to receive such consents, waivers, approvals, authorizations or orders or to make such filings would not have a Material Adverse Effect on the Company or the Acquiror Company.

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8.6 Documents. The Company and the Principal must deliver, or cause to be delivered, to the Acquiror Company at the Closing:

8.6.1 share certificates (or Lost Certificate Affidavits in lieu thereof) evidencing 100% of the outstanding Company Common Stock along with executed share transfer forms transferring such Company Common Stock to the Acquiror Company;

8.6.2 each of the Transaction Documents duly executed by the appropriate Person (other than the Acquiror Company or any of its Affiliates);

8.6.3 the Budget along with the approval of such Budget by the Company Board; and

8.6.4 an officer’s certificate executed by an officer of the Company on the Company’s behalf, certifying the: (i) number of issued and outstanding shares of the Company and (ii) the amount of any indebtedness for borrowed money of the Company, immediately prior to the Effective Time.

8.7 HSR Act. The applicable waiting period under the HSR Act shall have expired or been terminated.

8.8 No Law or Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) that is then in effect and has the effect of making the Merger illegal or otherwise preventing or prohibiting consummation of the Merger.

8.9 No Proceedings. Since the date of this Agreement, there must not have been commenced or threatened in writing against the Acquiror Company, the Company or against any Affiliate thereof, any Proceeding (which Proceeding remains unresolved as of the Closing Date) (a) involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated by this Agreement, or (b) that would reasonably be likely to have the effect of preventing, delaying, making illegal, or otherwise materially interfering with any of the transactions contemplated by this Agreement.

Section IX

CONDITIONS PRECEDENT OF THE COMPANY AND THE PRINCIPAL

The Company’s obligation to consummate the Merger and the obligations of the Company and the Principal to take the other actions required to be taken thereby in advance of or at the Closing Date are subject to the satisfaction, at or prior to the Closing Date, of each of the following conditions (any of which may be waived by the Company in whole or in part to the extent permitted by applicable Law):

9.1 Accuracy of Representations. The representations and warranties of the Acquiror Company set forth in Section VI of this Agreement (other than the representations and warranties of the Acquiror Company set forth in Section 6.8) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent they refer to another date, in which case they shall be true and correct in all material respects as though made on and as of such other date), and (b) the representations and warranties of the Acquiror Company set forth in Section 6.8 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent they refer to another date, in which case they shall be true and correct in all respects as though made on and as of such other date).

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9.2 Performance by the Acquiror Company.

9.2.1 All of the covenants and obligations of the Acquiror Company or any of its Affiliates required to be performed or be complied with pursuant to this Agreement (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all respects.

9.2.2 Each Transaction Document required to be delivered by the Acquiror Company pursuant to this Agreement must have been delivered.

9.2.3 Acquiror Company will confirm in writing that upon Closing (i) Acquiror Company will issue options to the holders of Company Options as provided in Section 2.11 hereof and (ii) Acquiror Company Shares will be issued to the holders of Company Common Stock pursuant to the Merger as provided in Sections 2.6 and 2.8.

9.3 No Material Adverse Effect. There shall not have been any Material Adverse Effect with respect to the Acquiror Company since the date of this Agreement.

9.4 Certificate of Officer. The Acquiror Company will have delivered to the Company a certificate, dated the Closing Date, executed by an officer of the Acquiror Company, certifying the satisfaction of the conditions specified in Sections 9.1 and 9.2, relating to the Acquiror Company.

9.5 Consents.

9.5.1 All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by Acquiror Company for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated by this Agreement, shall have been obtained and made by the Acquiror Company, except where the failure to receive such consents, waivers, approvals, authorizations or orders or to make such filings would not have a Material Adverse Effect on the Company or the Acquiror Company.

9.6 Documents. The Acquiror Company must have caused the following documents to be delivered to the Company and or Shareholders:

9.6.1 Confirmation that the Acquiror Company Shares will be issued at Closing to the Shareholders in book-entry form as set forth on Exhibit A hereto;

9.6.2 each of the Transaction Documents to which the Acquiror Company is a party, have been duly executed, and;

9.6.3 a statement from the Acquiror Company’s transfer agent regarding the number of issued and outstanding shares of Acquiror Company Common Stock immediately before and after the Effective Time;

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9.7 HSR Act. The applicable waiting period under the HSR Act shall have expired or been terminated.

9.8 No Law or Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) that is then in effect and has the effect of making the Merger illegal or otherwise preventing or prohibiting consummation of the Merger.

9.9 No Proceedings. Since the date of this Agreement, there must not have been commenced or threatened in writing against the Acquiror Company, the Company or against any Affiliate thereof, any Proceeding (which Proceeding remains unresolved as of the Closing Date) (a) involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated hereby, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the transactions contemplated hereby.

9.10 Board of Directors of Acquiror Company Post Closing. Effective as of the Closing Date, the authorized size of the Acquiror Company Board shall have been increased to 5 members and the Acquiror Company Board shall have appointed the following persons as members of the Acquiror Company Board: David J. Moore and Bob Perkins.

9.11 Employment Agreements. At the Closing Date, David J. Moore, Bob Perkins and George Stella will provide confirmation to the parties that each has entered into an employment agreement mutually acceptable to such individual and the Acquiror Company (the “Employment Agreement”). Copies of the Employment Agreements are attached hereto as Exhibit C.

9.12 D&O Insurance. The Company shall have obtained a directors and officers liability insurance policy, in an amount of no less than $5 million and otherwise on terms and conditions satisfactory to the Company.

Section X

INDEMNIFICATION; REMEDIES

10.1 Survival. All representations, warranties, covenants, and obligations in this Agreement and in the Accredited Investor Letter shall expire on April 15, 2022 (the “Survival Period”). No party shall be liable under this Section X for any indemnification, payment of damages or other remedy based on any inaccuracy or breach of any of the representations, warranties, covenants, and obligations of such party if such party provided written notice to the other party of such inaccuracy or breach prior to the Closing. The waiver of any condition based on the accuracy of any representation or warranty of a party, or on the performance of or compliance with any covenant or obligation by such party, in any such case as to which such party provided written notice of any inaccuracy or breach thereof to the other party, will negate the right to indemnification, payment of damages, or other remedy based on such representations, warranties, covenants, and obligations. If a claim notice meeting the requirements of Section 10.6 with respect to indemnification under Section 10.2 or Section 10.3 shall have been given within the applicable Survival Period, the representations, warranties, covenants and agreements that are the subject of such indemnification claim shall survive with respect to such claim notice solely for purposes of its resolution in accordance with the terms hereof.

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10.2 Indemnification Obligations in favor of Acquiror Company and SRAX. From and after the Closing Date until the expiration of the Survival Period, the Company shall reimburse and hold harmless the Acquiror Company, SRAX and the Acquiror Company’s and SRAX’s executive officers and directors in office immediately prior to the Closing (each such person and his heirs, executors, administrators, agents, successors and permitted assigns is referred to herein as an “Acquiror Company Indemnified Person”) against and in respect of any and all damages, losses, settlement payments, deficiencies, liabilities, costs and expenses (including reasonable attorneys’ fees) actually suffered, sustained, incurred or required to be paid by any Acquiror Company Indemnified Person, and any and all actions, suits, claims or legal, administrative, arbitration, governmental or other procedures or investigation against any Acquiror Company Indemnified Person in respect thereof, which arise or result from a third-party claim brought against an Acquiror Company Indemnified Person (collectively, “Losses”), to the extent based on:

10.2.1 Any inaccuracy in or breach of any of the representations or warranties of the Company or Principal contained in this Agreement as of the date hereof or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or such breach of which shall be determined solely with reference to such specified date);

10.2.2 Any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Company or Principal pursuant to this Agreement; and

10.2.3 Any false statement made by a Shareholder pursuant to the Accredited Investor Letter; provided, however, that notwithstanding anything to the contrary contained in this Agreement, each Shareholder shall be severally liable for any such false statement made by it, and any indemnification obligation for such false statement shall be satisfied solely from the Indemnity Shares of such Shareholder.

10.3 Indemnification Obligations in favor of the Shareholders. From and after the Closing Date until the expiration of the Survival Period, the Acquiror Company shall reimburse and hold harmless each of the Shareholders and their respective executive officers, managers, general partners and directors in office immediately prior to the Closing (each such person and his heirs, executors, administrators, agents, successors and permitted assigns is referred to herein as a “Shareholder Indemnified Person”; each of an Acquiror Indemnified Person and a Shareholder Indemnified Person is sometimes referred to herein as an “Indemnified Person”) against and in respect of any and all damages, losses, settlement payments, deficiencies, liabilities, costs and expenses (including reasonable attorneys’ fees) actually suffered, sustained, incurred or required to be paid by any Shareholder Indemnified Person, and any and all actions, suits, claims or legal, administrative, arbitration, governmental or other procedures or investigation against any Shareholder Indemnified Person in respect thereof, which arise or result from a third-party claim brought against a Shareholder Indemnified Person (collectively, “Losses”), to the extent based on:

10.3.1 Any inaccuracy in or breach of any of the representations or warranties of the Acquiror Company contained in this Agreement as of the date hereof or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or such breach of which shall be determined solely with reference to such specified date); or

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10.3.2 Any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Acquiror Company or any of its Affiliates pursuant to this Agreement.

10.4 Indemnification Limitations – Deductible.

10.4.1 The Company shall have no obligation to indemnify the Acquiror Company Indemnified Persons under Section 10.2, and no indemnification claims shall be brought against the Company under Section 10.2, until the aggregate amount of Losses incurred by Acquiror Company Indemnified Persons exceeds $100,000 (the “Deductible”), at which point the Company will be obligated to indemnify the Acquiror Company Indemnified Persons from and against all Losses incurred by such Acquiror Company Indemnified Persons in excess of the Deductible.

10.4.2 The Acquiror Company shall have no obligation to indemnify the Shareholder Indemnified Persons under Section 10.3, and no indemnification claims shall be brought against the Acquiror Company under Section 10.3, until the aggregate amount of Losses incurred by Shareholder Indemnified Persons exceeds the Deductible, at which point the Acquiror Company will be obligated to indemnify the Shareholder Indemnified Persons from and against all Losses incurred by such Shareholder Indemnified Persons in excess of the Deductible.

10.5 Indemnity Shares.

10.5.1 To the extent that an Acquiror Company Indemnified Person makes any claim for indemnification pursuant to Section 10 hereof, it shall make a claim solely against the Indemnity Shares pursuant to the terms hereof and not directly against any Shareholder or any of the other property (including any Acquiror Company Shares that are not Indemnity Shares) of any Shareholder. In the event that any Acquiror Company Indemnified Person sustains or incurs Losses for which it is entitled to indemnification under this Section 10, then, subject to and in accordance with this Section 10.5, such Losses shall be recovered or paid solely by delivery of that number of Indemnity Shares representing the amount of such claim, as set forth in a Resolution and as otherwise provided below in this Section 10.5, until such Losses are paid or until all of the Indemnity Shares have been depleted. Notwithstanding anything contained herein to the contrary, stop transfer instructions shall remain in place with respect to such number of Indemnity Shares (allocated among the Shareholders on a pro rata basis based on the number of Acquiror Company Shares to which each such Shareholder is entitled pursuant to the Merger in respect of all of its shares of Company Common Stock) as shall be necessary to satisfy any Unresolved Claims hereunder as to which a claim notice has been given in accordance with Section 10.6 prior to the expiration of the applicable Survival Period until such claims for Losses have been resolved or satisfied pursuant to a Resolution, as further provided below in this Section 10.5. With respect to any Indemnity Shares that have not been delivered to satisfy the Company’s indemnity obligations, if any, the Acquiror Company shall direct its transfer agent to remove any stop transfer instructions with respect to such shares. For purposes of determining the number of Indemnity Shares to be delivered to satisfy an indemnity obligation of the Company or as to which stop transfer instructions shall continue in connection with an Unresolved Claim as of the expiration of the Survival Period, the value per Indemnity Share shall be equal to the average closing price of the Acquiror Company Common Stock for the five (5) trading days immediately prior to the date on which such indemnity obligation is finally determined or the expiration date of the Survival Period, as applicable (but in any event shall not be greater than the closing price of the Acquiror Company Common Stock on the Closing Date). Except as otherwise provided herein, any Indemnity Shares delivered to the Acquiror Company Indemnified Persons subject to and in accordance with this Agreement shall be delivered on behalf of the Shareholders on a pro rata basis based on the number of Acquiror Company Shares to which each such Shareholder is entitled pursuant to the Merger in respect of all of its shares of Company Common Stock. Notwithstanding anything to the contrary contained in this Agreement, (a) the depletion of the Indemnity Shares will serve as a bar to recovery by the Acquiror Company Indemnified Persons for any and all Losses, and (b) the Shareholders will retain all dividend and voting rights with respect to the Indemnity Shares unless and until delivered in satisfaction of their indemnification obligations hereunder.

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10.5.2 In the event of a Resolution of an indemnification claim made by an Acquiror Indemnified Person pursuant to this Section 10, the Acquiror Company and the Principal, on behalf of the Shareholders, shall jointly instruct the Acquiror Company’s transfer agent, in writing, to deliver to the Acquiror Company such number of Indemnity Shares (valued and in the manner provided in Section 10.5.1) in the amount of such indemnification claim, as set forth in such Resolution.

10.5.3 On the business day following the expiration of the Survival Period, the Acquiror Company shall be required to instruct its transfer agent to remove any stop transfer instructions with respect to any remaining Indemnity Shares, other than Indemnity Shares that would be necessary at that time to satisfy any Unresolved Claims. In the event of a subsequent Resolution with respect to any such Unresolved Claim, the Acquiror Company and the Principal shall jointly instruct the Acquiror Company’s transfer agent (a) as provided in Section 10.5.2 and (b) to remove any stop transfer instructions with respect to any remaining Indemnity Shares that are not needed to satisfy such claim.

10.5.4 In the event that any Shareholder Indemnified Person sustains or incurs Losses for which it is entitled to indemnification under this Section 10, then, in accordance with this Agreement, such Losses shall be recovered or paid by the Acquiror Company in cash, and the maximum liability of the Acquiror Company for any and all Losses under this Section 10 shall not exceed an amount equal to $2,000,000.

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10.6 Indemnification Procedures.

10.6.1 An Indemnified Person hereunder shall give the indemnifying party (“Indemnifying Party”) prompt written notice (“Third Party Claim Notice”) of any claim of a third party (a “Third Party Claim”) as to which the Indemnified Person proposes to demand indemnification hereunder, within thirty (30) days after learning of such Third Party Claim (or within such shorter time as may be necessary to give the Indemnifying Party a reasonable opportunity to respond to such claim) (such period is referred to herein as the “Indemnification Notice Period”). The Third Party Claim Notice shall (i) describe the claim in reasonable detail, and (ii) indicate the amount (estimated, if necessary, and to the extent feasible) of the Losses that have been or may be suffered by Indemnified Person. The failure to give a Third Party Claim Notice to the Indemnifying Party within the Indemnification Notice Period shall not relieve the Indemnifying Party of any liability hereunder unless the Indemnifying Party was prejudiced thereby, and then only to the extent of such prejudice. The Indemnifying Party must provide, within thirty (30) days after receipt of a Third Party Claim Notice (or such shorter time as may be necessary to give the Indemnified Person a reasonable opportunity to respond to or defend such claim in the event the Indemnifying Party does not assume responsibility for the defense thereof), written notice to the Indemnified Person as to whether the Indemnifying Party is assuming responsibility for defending against the Third Party Claim (the “Indemnification Notice”).

10.6.2 If the Indemnifying Party provides an Indemnification Notice to the Indemnified Person within the period provided above that it assumes responsibility for defending against the Third Party Claim, the Indemnifying Party shall have the right to assume and conduct the defense of such Third Party Claim at its own expense; provided, however, that the Indemnified Person will be allowed a reasonable opportunity to participate in the defense of such Third Party Claim with its own counsel and at its own expense; and provided further that in the event that the interests of the Indemnified Person and the Indemnifying Party are, or may reasonably become, in conflict with, or adverse to one another, with respect to such Third Party Claim, the Indemnified Person may retain one firm of its own counsel at the Indemnifying Party’s expense (but limited to reasonable attorneys’ fees and expenses) with respect to such Third Party Claim. In the event the Indemnifying Party assumes and conducts the defense on behalf of the Indemnified Person, the Indemnifying Party, subject to this Section 10, as applicable, may settle such Third Party Claim, but shall not, without the consent of the Indemnified Person (which consent shall not be unreasonably withheld or delayed), agree to any settlement that does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Person from all liability with respect thereto or agree to any material relief other than money damages (and a full release related thereto). If the Indemnifying Party does not assume the defense of such Third Party Claim in the manner provided above, or if after commencing or undertaking any such defense, fails to prosecute diligently or withdraws from such defense, the Indemnified Person shall have the right to undertake the defense or settlement thereof, and the Indemnified Person may defend against, or enter into any settlement with respect to the matter in any manner the Indemnified Person reasonably may deem appropriate; provided that any such settlement of such Third Party Claim must include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Person and the Indemnifying Party from all liability with respect thereto; and provided further that the Indemnifying Party will be allowed a reasonable opportunity to participate in the defense of such Third Party Claim with its own counsel and at its own expense. In the event that (x) a final judgment or order in favor of such third party in respect of such Third Party Claim is rendered against the Indemnified Person, that is not subject to appeal or with respect to which the time to appeal has expired without an appeal having been made, or (y) such Third Party Claim is settled in accordance with this Section 10.6.2, resulting in liability on the part of the Indemnified Person, then subject to the limitations set forth in this Section 10, the Indemnifying Party shall pay the amount of such liability (which payment, in the case of indemnification by the Company, shall be made solely by delivery of that number of Indemnity Shares as provided in Section 10.5).

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10.6.3 In the event any Indemnified Person should have a claim against any Indemnifying Party for indemnification of Losses hereunder other than in connection with a Third Party Claim, such Indemnified Person shall deliver prompt notice of such claim to the Indemnifying Party within thirty (30) days after learning of such claim (or within such shorter time as may be necessary to give the Indemnifying Party a reasonable opportunity to respond to such claim), stating in reasonable detail the nature and basis of such claim and providing copies of the relevant documents evidencing such claim (if any), the amount of the claim (estimated, if necessary, and to the extent feasible), and the basis for the indemnification sought. Notwithstanding the foregoing, the failure of the Indemnifying Party to give such notice to the Indemnifying Party shall not relieve the Indemnifying Party of any liability hereunder unless the Indemnifying Party was prejudiced thereby under this Section 10, and then only to the extent of such prejudice. If the Indemnifying Party notifies the Indemnified Person that it does not dispute the claim described in such notice or fails to notify the Indemnified Person within thirty (30) days after delivery of such notice by the Indemnified Person whether the Indemnifying Party disputes the claim described in such notice, the Loss in the amount specified in the Indemnified Person’s notice shall be conclusively deemed a liability of the Indemnifying Party and, subject to the limitations set forth in this Section 10, the Indemnifying Party shall pay the amount of such Loss to the Indemnified Person on demand (which payment, in the case of indemnification by the Company, shall be made solely by delivery of that number of Indemnity Shares as provided in Section 10.5). If the Indemnifying Party has timely disputed its liability with respect to such claim, the dispute shall be resolved by mutual agreement of the Indemnified Person and Indemnifying Party, or in the absence of such agreement, by a court of competent jurisdiction as provided in Section 12.3. Notwithstanding anything to the contrary contained herein, but subject to the limitations set forth in this Section 10, the Indemnifying Party shall pay the Indemnified Person equal to the amount of any such Loss no later than ten (10) business days following the determination of the Indemnifying Party’s liability (whether such determination is made pursuant to the procedures set forth in this Section 10.6.3, by agreement between the Indemnifying Party and the Indemnified Person or by final adjudication) (which payment, in the case of indemnification by the Company, shall be made solely by delivery of that number of Indemnity Shares as provided in Section 10.5).

10.6.4 Notwithstanding anything to the contrary contained in the foregoing, any action to be taken (including any giving or entering into any notice, consent or agreement) by the Company under this Section 10 shall require the prior approval of the Principal, and the Company shall take any such action as directed by the Principal.

10.7 Computation of Losses.

10.7.1 For purposes of calculating any Losses suffered by an Indemnified Person hereunder (but, for the avoidance of doubt, not for purposes of determining whether a breach has occurred that entitles indemnification under this Section 10), the amount of the Losses suffered by the Indemnified Person shall be the net amount of the Loss so suffered after giving effect to the aggregate value of any money and other assets with a readily determinable value (including, without limitation, proceeds of insurance and amounts received from a third party) realized or recovered by the Indemnified Person in connection therewith. Each Indemnified Person shall use commercially reasonable efforts to collect any amounts available under insurance policies or recoverable from third parties with respect to Losses incurred by such Indemnified Person. If an Indemnified Person receives any amounts under any insurance policy, or from any third party, in each case in connection with a matter giving rise to an indemnification payment, but subsequent to such indemnification payment by the Indemnifying Party, then such Indemnified Person shall promptly reimburse the Indemnifying Party for any payment made by such Indemnifying Party up to the amount received by the Indemnified Person.

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10.7.2 Each Indemnified Person shall use commercially reasonable efforts to mitigate the amount of its Losses upon and after becoming aware of any facts or circumstances that would reasonably be expected to result in any Losses that are indemnifiable hereunder.

10.7.3 Any liability for indemnification under this Agreement shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting an inaccuracy or breach of more than one representation, warranty, covenant or agreement and no party shall be entitled to claim indemnification with respect to the same underlying subject matter more than once.

10.8 Exclusive Remedy. Each of SRAX, the Acquiror Company, the Company and any Acquiror Company Indemnified Person and Shareholder Indemnified Person agrees that from and after the Closing Date, his, her or its exclusive remedy with respect to any and all claims relating to inaccuracies or breaches of covenants, representations and warranties of this Agreement shall be indemnification pursuant to this Section 10.

10.9 Consideration Adjustment. All indemnification payments made hereunder will be treated by all parties as adjustments to the consideration payable hereunder.

Section XI

TERMINATION

11.1 Termination by Mutual Agreement. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, by mutual written consent of Acquiror Company and the Company.

11.2 Termination by either Acquiror Company or Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by Acquiror Company or the Company if:

11.2.1 the Merger shall not have been consummated by March 31, 2022; or

11.2.2 any Law or Order permanently restraining, enjoining or otherwise prohibiting or preventing consummation of the Merger shall become final and non-appealable;

provided, however, that the right to terminate this Agreement pursuant to this Section 11.2 shall not be available to any party that has breached in any material respect any of its obligations under this Agreement in a manner that shall have primarily caused, or resulted in, the failure of the Merger to be consummated.

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11.3 Termination by the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by the Company, if any representation with respect to the Acquiror Company or Merger Sub contained in this Agreement shall have been inaccurate, or Acquiror Company, Merger Sub or any of their respective Affiliates shall have breached any representation, warranty, covenant or other agreement contained in this Agreement, in any such event that would give rise to the failure of a condition set forth in Section 9.1 or 9.2.1 hereof, which inaccuracy or breach cannot be or has not been cured within twenty (20) days after the giving of written notice by the Company to Acquiror Company thereof.

11.4 Termination by Acquiror Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by Acquiror Company, if any representation of the Company contained in this Agreement shall have been inaccurate, or the Company shall have breached any representation, warranty, covenant or other agreement contained in this Agreement, in any such event that would give rise to the failure of a condition set forth in Section 8.1 or 8.2.1 hereof, which inaccuracy or breach cannot be or has not been cured within twenty (20) days after the giving of written notice by Acquiror Company to the Company thereof.

11.5 Effect of Termination and Abandonment. In the event of the termination of this Agreement and the abandonment of the Merger pursuant to this Section XI, this Agreement (other than this Section 11.5, Section 7.2 and Section XII) shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, consultants, contractors, agents, attorneys or other representatives); provided, however, that no such termination shall relieve any party hereto of any liability or damages resulting from any willful breach of this Agreement by such party.

Section XII

GENERAL PROVISIONS

12.1 Expenses. Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the negotiation, preparation, execution, and performance of this Agreement and the transactions contemplated by this Agreement, including all fees and expenses of agents, representatives, counsel, and accountants. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a willful breach of this Agreement by another party. Notwithstanding anything to the contrary contained in the foregoing, at the Closing, the Acquiror Company shall pay or reimburse all fees, costs and expenses incurred by or on behalf of the Company in connection with the negotiation, preparation, execution, and performance of this Agreement and the transactions contemplated by this Agreement, including all fees and expenses of agents, representatives, counsel, and accountants.

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12.2 Notices. All notices, demands, consents, requests, instructions and other communications to be given or delivered or permitted under or by reason of the provisions of this Agreement or in connection with the transactions contemplated hereby shall be in writing and shall be deemed to be delivered and received by the intended recipient as follows: (i) if personally delivered, on the business day of such delivery (as evidenced by the receipt of the personal delivery service), (ii) if mailed certified or registered mail return receipt requested, two (2) business days after being mailed, (iii) if delivered by overnight courier of recognized standing (with all charges having been prepaid), on the business day of such delivery (as evidenced by the receipt of the overnight courier service of recognized standing), or (iv) if delivered by facsimile transmission or electronic mail, on the business day of such delivery if sent by 6:00 p.m. in the time zone of the recipient, or if sent after that time, on the next succeeding business day (as evidenced by the printed confirmation of delivery generated by the sending party’s telecopier machine if by facsimile and, in the case of sending by email, provided that no “error message” or other notification of non-delivery is generated). If any notice, demand, consent, request, instruction or other communication cannot be delivered because of a changed address of which no notice was given (in accordance with this Section 11.2), or the refusal to accept same, the notice, demand, consent, request, instruction or other communication shall be deemed received on the second business day after the notice is sent (as evidenced by a sworn affidavit of the sender). All such notices, demands, consents, requests, instructions and other communications will be sent to the following addresses, email addresses, or facsimile numbers as applicable

If to Acquiror Company:	with a copy, which shall not constitute notice to:

Force Protection Video Equipment Corp. 2629 Townsgate Rd. #215 Westlake Village, CA 91361 Email: chris@SRAX.com	Raul Silvestre, Esq. 2629 Townsgate Road #215 Westlake Village, CA 91361 Email: rsilvestre@silvestrelaw.com

If to the Company or the Principal:	with a copy, which shall not constitute notice to:

BritePool, Inc. 444 W. New England Avenue Winter Park, FL 32789 Email: david@britepool.com Attention: David J. Moore

Mark E. Moran, Esq.

205 Sherman St.

Lynbrook, NY 11563

Email: markemoran@gmail.com

Olshan Frome Wolosky LLP

1325 Avenue of the Americas

New York, NY 10019

Attention: Michael R. Neidell, Esq.

Email: mneidell@olshanlaw.com

If to SRAX: SRAX, Inc. 2629 Townsgate Rd. #215 Westlake Village, CA 91361 Email: chris@SRAX.com

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12.3 Jurisdiction; Waiver of Jury Trial; Specific Performance.

12.3.1 All Proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware state or federal court. The parties hereto hereby (a) submit to the exclusive jurisdiction of any Delaware state or federal court for the purpose of any Proceeding arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Proceeding is brought in an inconvenient forum, that the venue of the Proceeding is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any of the above-named courts; provided, however, that such consent to jurisdiction is solely for the purpose referred to in this Section 12.3.1 and shall not be deemed to be a general submission to the jurisdiction of such court or in the State of Delaware other than for such purposes.

12.3.2 Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any Proceeding directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of any such Proceeding, seek to enforce that foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 12.3.2.

12.3.3 The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent any breach or threatened of this Agreement and to enforce specifically the terms and provisions of this Agreement, without the requirement to post a bond or other security, this being in addition to any other remedy to which they are entitled at law or in equity.

12.4 Further Assurances. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

12.5 Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the Transaction Documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the Transaction Documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless it is in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the Transaction Documents referred to in this Agreement.

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12.6 Entire Agreement and Modification. This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the schedules and exhibits hereto and the other Transaction Documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the parties hereto.

12.7 Assignments, Successors, and No Third-Party Rights. No party may assign any of its rights under this Agreement without the prior consent of the other parties. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the parties. Except as set forth in Section X (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons), nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. Except as set forth in Section X (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons), this Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and permitted assigns.

12.8 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

12.9 Section Headings, Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

12.10 Governing Law. This Agreement will be governed by the laws of the State of Delaware without regard to conflicts of laws principles to the extent that the application of the Laws of another jurisdiction would be required thereby.

12.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. Facsimile or .pdf signatures shall have the same force and effect as original signatures.

[Remainder of Page Intentionally Left Blank]

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SIGNATURE PAGE

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement and Plan of Merger as of the date first written above.

Acquiror Company:

Force Protection Video Equipment Corp.

By:
Name:	Christopher Miglino
Title:	Chairman

Principal:

David J. Moore

By:
Name:	David J. Moore

Company:

BritePool, Inc.

By:
Name:	David J. Moore
Title:	Chief Executive Officer

Merger Sub:

FPVD Merger Sub, Inc.

By:
Name:	Christopher Miglino
Title:	CEO

SRAX:

SRAX, Inc.

By:
Name:	Christopher Miglino
Title:	CEO

FORCE PROTECTION VIDEO EQUIPMENT CORP.

EXECUTIVE EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into effective as of [*], 2021 (the “Effective Date”), by and between David Moore (“Executive”) and Force Protection Video Equipment Corp. (the “Company”).

This Agreement supersedes and replaces in their entirety all other or prior agreements, whether oral or written, with respect to Executive’s employment terms with the Company or its affiliates or predecessors.

Now, Therefore, in consideration of the mutual promises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Employment by the Company.

1.1 Position. Executive shall serve as the Company’s Chief Executive Officer and shall report to the Company’s Board (“Board”). During the term of Executive’s employment with the Company, Executive will devote Executive’s best efforts and substantially all of Executive’s business time and attention to the business of the Company, except for approved vacation periods and reasonable periods of illness or other incapacities permitted by the Company’s general employment policies. On the Effective Date, Executive shall be appointed as a member of the Board of Directors (the “Board”). If Executive ceases to serve as an officer of the Company for any reason, then Executive will resign from his position as a member of the Board), if and as requested by the Board.

1.2 Duties and Location. Executive shall perform such duties as are customarily associated with the position of Chief Executive Officer and such other duties as are assigned to Executive by the Board. Executive’s primary office location shall be the Company’s headquarters located in Orlando, Florida, but Executive may work in remotely in such locations as Executive reasonably determines. Subject to the terms of this Agreement, the Company reserves the right to (a) reasonably require Executive to perform Executive’s duties at places other than Executive’s primary office location or other approved locations from time to time and to require reasonable business travel, and (b) modify Executive’s job title and duties as it deems necessary and appropriate in light of the Company’s needs and interests from time to time.

1.3 Policies and Procedures. The employment relationship between the parties shall be governed by the general employment policies and practices of the Company, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

2. Cash Compensation.

2.1 Base Salary. For services to be rendered hereunder, Executive shall receive a base salary at the rate of $240,000 per year (the “Base Salary”), less standard payroll deductions and withholdings and payable in accordance with the Company’s regular payroll schedule. Notwithstanding, in the event that during Executive’s employment, the Company raises at least $5,000,000 in gross proceeds in an equity financing (“Qualified Financing”), then on the closing of such Qualified Financing, Executive’s salary will be adjusted to $350,000, which will be the then applicable Base Salary. For purposes of clarity hereunder, no capital raised prior to March 12, 2022 will be considered or qualify towards a Qualified Financing.

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2.2 Bonus. In addition, Executive will be eligible to be considered for a discretionary annual target bonus of 60% of the Base Salary, of which (i) 50% of such bonus based on certain corporate revenue targets and metrics (“Revenue Bonus”) and (ii) 50% of such bonus based on certain corporate profit and loss targets and metrics (“P&L Bonus”), each of which is to be determined and approved by the Board or the Compensation Committee thereof, including pursuant to an annual incentive plan or similar plan approved in good faith by the Board and Executive of each year, which will be based on the Base Salary at the time such plan is approved (collectively, the “Cash Bonus”). Executive must remain an employee in good standing of the Company on the Cash Bonus payment date in order to be eligible for any Cash Bonus. In the event that the Board determines that the Company does not have sufficient liquidity to pay a Cash Bonus, the Board may make such payment in equivalent value of restricted stock, restricted stock units, or stock options of the Company with such securities to be mutually agreed upon by Executive and the Board. .

2.3 Annual Equity Bonus. In addition to the Base Salary and Cash Bonus, Executive will be eligible to receive an annual market-based equity grant (the “Annual Equity Grant”) issued pursuant to the terms of one of the Company’s equity compensation plans then in effect. The actual amount of such Annual Equity Grant, if any, will be determined by the Board based upon Company performance, its financial condition (including market value and capitalization), Executive’s achievement of performance milestones and any other factors that the Board, in its reasonable good faith discretion, deems appropriate. Achievement of such milestones or any such other factors shall be determined by the Board in its reasonable good faith discretion. In connection with such grants, the Executive shall enter into one of the Company’s standard equity grant agreements which will incorporate the vesting schedule and other terms as determined by the Board.

3. Restricted Stock Unit Bonus. On the one year anniversary of the Effective Date (“RSU Issuance Date”), the Company shall issue Executive, such number of restricted stock units as is equal to (i) $1,900,000 divided by (ii) the closing price per share of the Company’s common stock (“Common Stock”) on the exchange or interdealer quotation system on which the Company’s Common Stock is trading on the RSU Issuance Date (the “RSU Bonus”). The Company will only be obligated to issue the RSU Bonus to Executive if Executive is an employee in good standing of the Company on the RSU Issuance Date. Notwithstanding, in the event that the Board and Executive mutually agree, the Executive may receive a stock option grant in equal Black-Scholes value to the RSU Bonus on the RSU Issuance Date.

4. Standard Company Benefits; Expenses. Executive shall, in accordance with Company policy and the terms and conditions of the applicable Company benefit plan documents, be eligible to participate in the benefit and fringe benefit programs provided by the Company to its executive officers and other employees from time to time. Any such benefits shall be subject to the terms and conditions of the governing benefit plans and policies and may be changed by the Company in its discretion. The Company will reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in furtherance or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

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5. Reserved.

6. Proprietary Information Obligations.

6.1 Proprietary Information Agreement. As a condition of Executive’s employment with the Company under the terms of this Agreement, Executive will execute and deliver to the Company, on the Effective Date, the Company’s standard Confidential Information and Invention Assignment Agreement attached hereto as Exhibit A (“Proprietary Agreement”). The parties hereto acknowledge and agree that this Agreement and the Proprietary Agreement shall be considered separate contracts.

6.2 Third-Party Agreements and Information. Executive represents and warrants that Executive’s employment by the Company does not conflict with any prior employment or consulting agreement or other agreement with any third party, and that Executive will perform Executive’s duties to the Company without violating any such agreement. Executive represents and warrants that Executive does not possess confidential information arising out of prior employment, consulting, or other third party relationships, that would be used in connection with Executive’s employment by the Company, except as expressly authorized by that third party. During Executive’s employment by the Company, Executive will use in the performance of Executive’s duties only information that is generally known and used by persons with training and experience comparable to Executive’s own, common knowledge in the industry, otherwise legally in the public domain, or obtained or developed by the Company or by Executive in the course of Executive’s work for the Company.

7. Outside Activities and Non-Competition and No-Solicit.

7.1 Outside Activities. Throughout Executive’s employment with the Company, Executive may engage in civic and not-for-profit activities so long as such activities do not interfere with the performance of Executive’s duties hereunder or present a conflict of interest with the Company or its affiliates. Subject to the restrictions set forth herein, and only with prior written disclosure to and consent of the Board, Executive may engage in other types of business or public activities. The Board may rescind such consent, if the Board determines, in its reasonable discretion, after consultation with Executive, that such activities compromise or threaten to compromise the Company’s or its affiliates’ business interests or conflict with Executive’s duties to the Company or its affiliates.

7.2 Non-Competition During Employment. Except as otherwise provided in this Agreement, during Executive’s employment by the Company, Executive will not, without the express written consent of the Board, directly or indirectly serve as an officer, director, stockholder, employee, partner, proprietor, investor, joint venturer, associate, representative or consultant of any person or entity engaged in, or planning or preparing to engage in, business activity competitive with any line of business engaged in (or planned to be engaged in) by the Company or its affiliates; provided, however, that Executive may purchase or otherwise acquire up to (but not more than) two and a half percent (2.5%) of any class of securities of any enterprise (without participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange. In addition, Executive will be subject to certain restrictions under the terms of the Proprietary Agreement.

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7.3 Non-Solicitation. Executive agrees that during the period of employment with the Company and for twelve (12) months after the date Executive’s employment is terminated for any reason, Executive will not, either directly or through others, solicit or encourage or attempt to solicit or encourage any employee, independent contractor, or consultant of the Company to terminate his or her relationship with the Company in order to become an employee, consultant or independent contractor to or for any other person or entity.

8. Termination of Employment; Continued Payments; Notice.

8.1 At-Will Employment. Executive’s employment relationship is at-will. Either Executive or the Company may terminate the employment relationship, with or without Cause (as defined below). In the event Executive’s employment with the Company is terminated for any reason, Executive will be entitled to all of Executive’s earned compensation and benefits or otherwise as required by law through the date of termination. For the avoidance of doubt, Executive shall not be entitled to any additional compensation or benefits hereunder in the event Executive’s employment is terminated for Cause (which does not require any prior notice), due to Executive’s resignation without Good Reason, upon Executive’s death or Executive’s Disability (as defined below); provided that this Section 8.1 does not purport to alter (a) any separate agreement entered into after the Effective Date and pursuant which Executive is expressly entitled to benefits or other compensation on or after the events set forth in this sentence, or (b) any agreements between the Executive and any third party, including insurance policies or the like. If Executive’s employment terminates due to an Involuntary Termination (as defined below), Executive will be eligible to receive the additional compensation and benefits described in Sections 8.2 and 8.3, as applicable.

8.2 Termination Without Cause or Resignation for Good Reason. In the event that the Company intends to terminate Executive’s employment without Cause, the Company will provide Executive with at least six (6) months notice (the “Termination Notice”) of Executive’s termination date. The period of time between the date of Termination Notice and termination date will be referred to as the “Termination Period”. Similarly, in the event that Executive intends to terminate his employment for Good Reason (as defined below), Executive will be required to provide Company with the same Termination Notice (including such reasons and actions that constitute Good Reason) containing a valid Termination Period. If at any time (i) the Company terminates Executive’s employment without Cause (as defined below, subject to a valid Termination Notice and other than as a result of Executive’s death or Disability), or (ii) Executive resigns for Good Reason (as defined below), subject to a valid Termination Notice, then in each case, Executive will:

(i) continue to receive his Base Salary and any other due compensation and benefits for the duration of the Termination Period, including any earned and granted Cash Bonus pursuant to Section 2.2 hereof (collectively, the “Termination Pay”). For purposes of clarity, Executive will be required to continue providing services as an employee to the Company in order to continue receiving the Termination Pay,

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(ii) continue to vest in all of Executive’s then-outstanding equity based awards that are (a) subject to time-based vesting pursuant to their terms for the duration of the Termination Period and (b) performance-based awards whereby the performance conditions are satisfied during the Termination Period, unless for each of the foregoing, anything to the contrary is set forth in the applicable equity compensation plan or any successor equity compensation plan or any award agreement.

The Termination Pay described in this Section 8.2 will be paid pursuant to the Company’s regular payroll schedule and subject to standard deductions and withholdings during the Termination Period.

8.3 Definitions. For purposes of this Agreement:

(i) “Cause” means, with respect to Executive, the occurrence of any of the following events: (i) Executive’s commission of any felony or any crime involving fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof; (ii) Executive’s attempted commission of, or participation in, a fraud or act of dishonesty against the Company; (iii) Executive’s material violation of any contract or agreement between Executive and the Company, including this Agreement, or of any statutory duty owed to the Company that has not been cured, if curable, within seven (7) days after written notice from the Board of such violation; (iv) Executive’s unauthorized use or disclosure of the Company’s confidential information or trade secrets; (v) Executive’s gross misconduct that has not been cured, if curable, within seven (7) days after written notice from the Board requesting that the Executive cure such misconduct or (vi) any failure to comply with the Company’s written policies or rules, as they may be in effect from time to time during employment, that are generally applicable to all employees or officers of the Company and that results or which could be reasonably expected to result in a material negative effect on the business of the company.

(ii) “Disability” means the inability of Executive to engage in substantially gainful Company activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than six (6) months, and shall be determined by the Board on the basis of such medical evidence as the Board deems warranted under the circumstances.

(iii) “Good Reason” means Executive’s resignation from employment with the Company (or successor to the Company, if applicable) due to any of the following actions taken by the Company (or successor to the Company, if applicable) without Executive’s prior written consent thereto: (1) a material reduction in Executive’s base salary, which the parties agree is a reduction of at least 20% of Executive’s base salary (unless pursuant to a salary reduction program applicable generally to the Company’s similarly situated employees); (2) a material reduction in Executive’s authority, duties or responsibilities; or (3) a breach of a material provision of this Agreement by the Company.

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8.4 Section 409A. It is intended that all of the benefits and other payments payable under this Agreement satisfy, to the greatest extent possible, an exemption from the application of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”), and this Agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A, and any ambiguities herein shall be interpreted accordingly. Specifically, the benefits under this Agreement are intended to satisfy the exemptions from application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9) and each installment of severance benefits is a separate “payment” for purposes of Treasury Regulations Section 1.409A-2(b)(2)(i). However, if such exemptions are not available and Executive is, upon Separation from Service, a “specified employee” for purposes of Section 409A, then, solely to the extent necessary to avoid adverse personal tax consequences under Section 409A, the timing of the severance benefits payments shall be delayed until the earlier of (i) six (6) months and one day after Executive’s Separation from Service, or (ii) Executive’s death. Severance benefits shall not commence until Executive has a Separation from Service. If the severance benefits are not covered by one or more exemptions from the application of Section 409A and the Release could become effective in the calendar year following the calendar year in which Executive’s Separation from Service occurs, the Release will not be deemed effective, for purposes of payment of severance, any earlier than the Release Deadline. Except to the minimum extent that payments must be delayed because Executive is a “specified employee” or until the effectiveness of the Release, all severance amounts will be paid as soon as practicable in accordance with the Company’s normal payroll practices.

9. Dispute Resolution. To ensure the rapid and economical resolution of disputes that may arise in connection with Executive’s employment with the Company, Executive and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, Executive’s employment with the Company, or the termination of Executive’s employment from the Company, will be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, and to the fullest extent permitted by law, by final, binding and confidential arbitration conducted in Winter Park, Florida by JAMS, Inc. (“JAMS”) or its successors, under JAMS’ then applicable rules and procedures for employment disputes (which can be found at https://www.jamsadr.com/rules-employment-arbitration/, and which will be provided to Executive on request); provided that the arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award. Executive and the Company shall be entitled to all rights and remedies that either would be entitled to pursue in a court of law. Both Executive and the Company acknowledge that by agreeing to this arbitration procedure, they waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. The Company shall pay all filing fees in excess of those which would be required if the dispute were decided in a court of law, and shall pay the arbitrator’s fee. Nothing in this Agreement is intended to prevent either the Company or Executive from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

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10. General Provisions.

10.1 Notices. Any notices provided must be in writing and will be deemed effective upon the earlier of personal delivery (including personal delivery by fax or email) or the next day after sending by overnight carrier, to the Company at its primary office location and to Executive at the address as listed on the Company payroll.

10.2 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction to the extent possible in keeping with the intent of the Parties.

10.3 Waiver. Any waiver of any breach of any provisions of this Agreement must be in writing to be effective, and it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

10.4 Complete Agreement. This Agreement, together with the Proprietary Agreement, constitutes the entire agreement between Executive and the Company with regard to the subject matter hereof and is the complete, final, and exclusive embodiment of the Company’s and Executive’s agreement with regard to this subject matter. This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations (including, but not limited to, the Prior Agreements). It cannot be modified or amended except in a writing signed by a duly authorized officer of the Company, with the exception of those changes expressly reserved to the Company’s discretion in this Agreement.

10.5 Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but both of which taken together will constitute one and the same Agreement.

10.6 Headings. The headings of the paragraphs hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

10.7 Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any of Executive’s duties hereunder and Executive may not assign any of Executive’s rights hereunder without the written consent of the Company, which shall not be withheld unreasonably.

10.8 Tax Withholding. All payments and awards contemplated or made pursuant to this Agreement will be subject to withholdings of applicable taxes in compliance with all relevant laws and regulations of all appropriate government authorities. Executive acknowledges and agrees that the Company has neither made any assurances nor any guarantees concerning the tax treatment of any payments or awards contemplated by or made pursuant to this Agreement. Executive has had the opportunity to retain a tax and financial advisor and fully understands the tax and economic consequences of all payments and awards made pursuant to the Agreement.

10.9 Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the State of California.

[Signature Page Follows]

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In Witness Whereof, the parties have executed this Agreement on the date first written above.

Force Protection Video Equipment Corp.

By:
Name:
Title:

Executive

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Exhibit A

Proprietary Agreement

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FORCE PROTECTION VIDEO EQUIPMENT CORP.

EXECUTIVE EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into effective as of [*], 2021 (the “Effective Date”), by and between George Stella (“Executive”) and Force Protection Video Equipment Corp. (the “Company”).

This Agreement supersedes and replaces in their entirety all other or prior agreements, whether oral or written, with respect to Executive’s employment terms with the Company or its affiliates or predecessors.

Now, Therefore, in consideration of the mutual promises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Employment by the Company.

1.1 Position. Executive shall serve as the Company’s President and shall report to the Company’s Chief Executive Officer(“CEO”). During the term of Executive’s employment with the Company, Executive will devote Executive’s best efforts and substantially all of Executive’s business time and attention to the business of the Company, except for approved vacation periods and reasonable periods of illness or other incapacities permitted by the Company’s general employment policies.

1.2 Duties and Location. Executive shall perform such duties as are customarily associated with the position of President and such other duties as are assigned to Executive by the CEO. Executive’s primary office location shall be the Company’s headquarters located in Orlando, Florida, but Executive may work in remotely in such locations as approved by the CEO. Subject to the terms of this Agreement, the Company reserves the right to (a) reasonably require Executive to perform Executive’s duties at places other than Executive’s primary office location or other approved locations from time to time and to require reasonable business travel, and (b) modify Executive’s job title and duties as it deems necessary and appropriate in light of the Company’s needs and interests from time to time.

1.3 Policies and Procedures. The employment relationship between the parties shall be governed by the general employment policies and practices of the Company, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

2. Cash Compensation.

2.1 Base Salary. For services to be rendered hereunder, Executive shall receive a base salary at the rate of $240,000 per year (the “Base Salary”), less standard payroll deductions and withholdings and payable in accordance with the Company’s regular payroll schedule. Notwithstanding, in the event that during Executive’s employment, the Company raises at least $5,000,000 in gross proceeds in an equity financing (“Qualified Financing”), then on the closing of such Qualified Financing, Executive’s salary will be adjusted to $350,000, which will be the then applicable Base Salary. For purposes of clarity hereunder, no capital raised prior to March 12, 2022 will be considered or qualify towards a Qualified Financing.

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2.2 Bonus. In addition, Executive will be eligible to be considered for a discretionary annual target bonus of 60% of the Base Salary, of which (i) 50% of such bonus based on certain corporate revenue targets and metrics (“Revenue Bonus”) and (ii) 50% of such bonus based on certain corporate profit and loss targets and metrics (“P&L Bonus”), each of which is to be determined and approved by the Board or the Compensation Committee thereof, including pursuant to an annual incentive plan or similar plan approved in good faith by the Board and Executive of each year, which will be based on the Base Salary at the time such plan is approved (collectively, the “Cash Bonus”). Executive must remain an employee in good standing of the Company on the Cash Bonus payment date in order to be eligible for any Cash Bonus. In the event that the Board determines that the Company does not have sufficient liquidity to pay a Cash Bonus, the Board may make such payment in equivalent value of restricted stock, restricted stock units, or stock options of the Company with such securities to be mutually agreed upon by Executive and the Board..

2.3 Annual Equity Bonus. In addition to the Base Salary and Cash Bonus, Executive will be eligible to receive an annual market-based equity grant (the “Annual Equity Grant”) issued pursuant to the terms of one of the Company’s equity compensation plans then in effect. The actual amount of such Annual Equity Grant, if any, will be determined by the Board based upon Company performance, its financial condition (including market value and capitalization), Executive’s achievement of performance milestones and any other factors that the Board, in its reasonable good faith discretion, deems appropriate. Achievement of such milestones or any such other factors shall be determined by the Board in its reasonable good faith discretion. In connection with such grants, the Executive shall enter into one of the Company’s standard equity grant agreements which will incorporate the vesting schedule and other terms as determined by the Board.

3. Restricted Stock Unit Bonus. On the one year anniversary of the Effective Date (“RSU Issuance Date”), the Company shall issue Executive, such number of restricted stock units as is equal to (i) $1,900,000 divided by (ii) the closing price per share of the Company’s common stock (“Common Stock”) on the exchange or interdealer quotation system on which the Company’s Common Stock is trading on the RSU Issuance Date (the “RSU Bonus”). The Company will only be obligated to issue the RSU Bonus to Executive if Executive is an employee in good standing of the Company on the RSU Issuance Date. Notwithstanding, in the event that the Board and Executive mutually agree, the Executive may receive a stock option grant in Black-Scholes value to the RSU Bonus on the RSU Issuance Date.

4. Standard Company Benefits; Expenses. Executive shall, in accordance with Company policy and the terms and conditions of the applicable Company benefit plan documents, be eligible to participate in the benefit and fringe benefit programs provided by the Company to its executive officers and other employees from time to time. Any such benefits shall be subject to the terms and conditions of the governing benefit plans and policies and may be changed by the Company in its discretion. The Company will reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in furtherance or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

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5. Reserved.

6. Proprietary Information Obligations.

6.1 Proprietary Information Agreement. As a condition of Executive’s employment with the Company under the terms of this Agreement, Executive will execute and deliver to the Company, on the Effective Date, the Company’s standard Confidential Information and Invention Assignment Agreement attached hereto as Exhibit A (“Proprietary Agreement”). The parties hereto acknowledge and agree that this Agreement and the Proprietary Agreement shall be considered separate contracts.

6.2 Third-Party Agreements and Information. Executive represents and warrants that Executive’s employment by the Company does not conflict with any prior employment or consulting agreement or other agreement with any third party, and that Executive will perform Executive’s duties to the Company without violating any such agreement. Executive represents and warrants that Executive does not possess confidential information arising out of prior employment, consulting, or other third party relationships, that would be used in connection with Executive’s employment by the Company, except as expressly authorized by that third party. During Executive’s employment by the Company, Executive will use in the performance of Executive’s duties only information that is generally known and used by persons with training and experience comparable to Executive’s own, common knowledge in the industry, otherwise legally in the public domain, or obtained or developed by the Company or by Executive in the course of Executive’s work for the Company.

7. Outside Activities and Non-Competition and No-Solicit.

7.1 Outside Activities. Throughout Executive’s employment with the Company, Executive may engage in civic and not-for-profit activities so long as such activities do not interfere with the performance of Executive’s duties hereunder or present a conflict of interest with the Company or its affiliates. Subject to the restrictions set forth herein, and only with prior written disclosure to and consent of CEO, Executive may engage in other types of business or public activities. The CEO may rescind such consent, if the CEO determines, in its sole discretion, that such activities compromise or threaten to compromise the Company’s or its affiliates’ business interests or conflict with Executive’s duties to the Company or its affiliates.

7.2 Non-Competition During Employment. Except as otherwise provided in this Agreement, during Executive’s employment by the Company, Executive will not, without the express written consent of the Board, directly or indirectly serve as an officer, director, stockholder, employee, partner, proprietor, investor, joint venturer, associate, representative or consultant of any person or entity engaged in, or planning or preparing to engage in, business activity competitive with any line of business engaged in (or planned to be engaged in) by the Company or its affiliates; provided, however, that Executive may purchase or otherwise acquire up to (but not more than) two and a half percent (2.5%) of any class of securities of any enterprise (without participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange. In addition, Executive will be subject to certain restrictions under the terms of the Proprietary Agreement.

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7.3 Non-Solicitation. Executive agrees that during the period of employment with the Company and for twelve (12) months after the date Executive’s employment is terminated for any reason, Executive will not, either directly or through others, solicit or encourage or attempt to solicit or encourage any employee, independent contractor, or consultant of the Company to terminate his or her relationship with the Company in order to become an employee, consultant or independent contractor to or for any other person or entity.

8. Termination of Employment; Continued Payments; Notice.

8.1 At-Will Employment. Executive’s employment relationship is at-will. Either Executive or the Company may terminate the employment relationship, with or without Cause (as defined below). In the event Executive’s employment with the Company is terminated for any reason, Executive will be entitled to all of Executive’s earned compensation and benefits or otherwise as required by law through the date of termination. For the avoidance of doubt, Executive shall not be entitled to any additional compensation or benefits hereunder in the event Executive’s employment is terminated for Cause (which does not require any prior notice), due to Executive’s resignation without Good Reason, upon Executive’s death or Executive’s Disability (as defined below); provided that this Section 8.1 does not purport to alter (a) any separate agreement entered into after the Effective Date and pursuant which Executive is expressly entitled to benefits or other compensation on or after the events set forth in this sentence, or (b) any agreements between the Executive and any third party, including insurance policies or the like. If Executive’s employment terminates due to an Involuntary Termination (as defined below), Executive will be eligible to receive the additional compensation and benefits described in Sections 8.2 and 8.3, as applicable.

8.2 Termination Without Cause or Resignation for Good Reason. In the event that the Company intends to terminate Executive’s employment without Cause, the Company will provide Executive with at least six (6) months notice (the “Termination Notice”) of Executive’s termination date. The period of time between the date of Termination Notice and termination date will be referred to as the “Termination Period”. Similarly, in the event that Executive intends to terminate his employment for Good Reason (as defined below), Executive will be required to provide Company with the same Termination Notice (including such reasons and actions that constitute Good Reason) containing a valid Termination Period. If at any time (i) the Company terminates Executive’s employment without Cause (as defined below, subject to a valid Termination Notice and other than as a result of Executive’s death or Disability), or (ii) Executive resigns for Good Reason (as defined below), subject to a valid Termination Notice, then in each case, Executive will:

(i) continue to receive his Base Salary and any other due compensation and benefits for the duration of the Termination Period, including any earned and granted Cash Bonus pursuant to Section 2.2 hereof (collectively, the “Termination Pay”). For purposes of clarity, Executive will be required to continue providing services as an employee to the Company in order to continue receiving the Termination Pay,

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(ii) continue to vest in all of Executive’s then-outstanding equity based awards that are (a) subject to time-based vesting pursuant to their terms for the duration of the Termination Period and (b) performance-based awards whereby the performance conditions are satisfied during the Termination Period, unless for each of the foregoing, anything to the contrary is set forth in the applicable equity compensation plan or any successor equity compensation plan or any award agreement.

The Termination Pay described in this Section 8.2 will be paid pursuant to the Company’s regular payroll schedule and subject to standard deductions and withholdings during the Termination Period.

8.3 Definitions. For purposes of this Agreement:

(i) “Cause” means, with respect to Executive, the occurrence of any of the following events: (i) Executive’s commission of any felony or any crime involving fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof; (ii) Executive’s attempted commission of, or participation in, a fraud or act of dishonesty against the Company; (iii) Executive’s material violation of any contract or agreement between Executive and the Company, including this Agreement, or of any statutory duty owed to the Company that has not been cured, if curable, within seven (7) days after written notice from the Board of such violation; (iv) Executive’s unauthorized use or disclosure of the Company’s confidential information or trade secrets; (v) Executive’s gross misconduct that has not been cured, if curable, within seven (7) days after written notice from the Board requesting that the Executive cure such misconduct or (vi) any failure to comply with the Company’s written policies or rules, as they may be in effect from time to time during employment, that are generally applicable to all employees or officers of the Company and that results or which could be reasonably expected to result in a material negative effect on the business of the company.

(ii) “Disability” means the inability of Executive to engage in substantially gainful Company activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than six (6) months, and shall be determined by the Board on the basis of such medical evidence as the Board deems warranted under the circumstances.

(iii) “Good Reason” means Executive’s resignation from employment with the Company (or successor to the Company, if applicable) due to any of the following actions taken by the Company (or successor to the Company, if applicable) without Executive’s prior written consent thereto: (1) a material reduction in Executive’s base salary, which the parties agree is a reduction of at least 20% of Executive’s base salary (unless pursuant to a salary reduction program applicable generally to the Company’s similarly situated employees); (2) a material reduction in Executive’s authority, duties or responsibilities; or (3) a breach of a material provision of this Agreement by the Company.

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8.4 Section 409A. It is intended that all of the benefits and other payments payable under this Agreement satisfy, to the greatest extent possible, an exemption from the application of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”), and this Agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A, and any ambiguities herein shall be interpreted accordingly. Specifically, the benefits under this Agreement are intended to satisfy the exemptions from application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9) and each installment of severance benefits is a separate “payment” for purposes of Treasury Regulations Section 1.409A-2(b)(2)(i). However, if such exemptions are not available and Executive is, upon Separation from Service, a “specified employee” for purposes of Section 409A, then, solely to the extent necessary to avoid adverse personal tax consequences under Section 409A, the timing of the severance benefits payments shall be delayed until the earlier of (i) six (6) months and one day after Executive’s Separation from Service, or (ii) Executive’s death. Severance benefits shall not commence until Executive has a Separation from Service. If the severance benefits are not covered by one or more exemptions from the application of Section 409A and the Release could become effective in the calendar year following the calendar year in which Executive’s Separation from Service occurs, the Release will not be deemed effective, for purposes of payment of severance, any earlier than the Release Deadline. Except to the minimum extent that payments must be delayed because Executive is a “specified employee” or until the effectiveness of the Release, all severance amounts will be paid as soon as practicable in accordance with the Company’s normal payroll practices.

9. Dispute Resolution. To ensure the rapid and economical resolution of disputes that may arise in connection with Executive’s employment with the Company, Executive and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, Executive’s employment with the Company, or the termination of Executive’s employment from the Company, will be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, and to the fullest extent permitted by law, by final, binding and confidential arbitration conducted in Winter Park, Florida by JAMS, Inc. (“JAMS”) or its successors, under JAMS’ then applicable rules and procedures for employment disputes (which can be found at https://www.jamsadr.com/rules-employment-arbitration/, and which will be provided to Executive on request); provided that the arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award. Executive and the Company shall be entitled to all rights and remedies that either would be entitled to pursue in a court of law. Both Executive and the Company acknowledge that by agreeing to this arbitration procedure, they waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. The Company shall pay all filing fees in excess of those which would be required if the dispute were decided in a court of law, and shall pay the arbitrator’s fee. Nothing in this Agreement is intended to prevent either the Company or Executive from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

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10. General Provisions.

10.1 Notices. Any notices provided must be in writing and will be deemed effective upon the earlier of personal delivery (including personal delivery by fax or email) or the next day after sending by overnight carrier, to the Company at its primary office location and to Executive at the address as listed on the Company payroll.

10.2 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction to the extent possible in keeping with the intent of the Parties.

10.3 Waiver. Any waiver of any breach of any provisions of this Agreement must be in writing to be effective, and it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

10.4 Complete Agreement. This Agreement, together with the Proprietary Agreement, constitutes the entire agreement between Executive and the Company with regard to the subject matter hereof and is the complete, final, and exclusive embodiment of the Company’s and Executive’s agreement with regard to this subject matter. This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations (including, but not limited to, the Prior Agreements). It cannot be modified or amended except in a writing signed by a duly authorized officer of the Company, with the exception of those changes expressly reserved to the Company’s discretion in this Agreement.

10.5 Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but both of which taken together will constitute one and the same Agreement.

10.6 Headings. The headings of the paragraphs hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

10.7 Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any of Executive’s duties hereunder and Executive may not assign any of Executive’s rights hereunder without the written consent of the Company, which shall not be withheld unreasonably.

10.8 Tax Withholding. All payments and awards contemplated or made pursuant to this Agreement will be subject to withholdings of applicable taxes in compliance with all relevant laws and regulations of all appropriate government authorities. Executive acknowledges and agrees that the Company has neither made any assurances nor any guarantees concerning the tax treatment of any payments or awards contemplated by or made pursuant to this Agreement. Executive has had the opportunity to retain a tax and financial advisor and fully understands the tax and economic consequences of all payments and awards made pursuant to the Agreement.

10.9 Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the State of California.

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In Witness Whereof, the parties have executed this Agreement on the date first written above.

Force Protection Video Equipment Corp.

By:
Name:
Title:

Executive

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Exhibit A

Proprietary Agreement

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FORCE PROTECTION VIDEO EQUIPMENT CORP.

EXECUTIVE EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into effective as of [*], 2021 (the “Effective Date”), by and between Robert Perkins (“Executive”) and Force Protection Video Equipment Corp. (the “Company”).

This Agreement supersedes and replaces in their entirety all other or prior agreements, whether oral or written, with respect to Executive’s employment terms with the Company or its affiliates or predecessors.

Now, Therefore, in consideration of the mutual promises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Employment by the Company.

1.1 Position. Executive shall serve as the Company’s Executive Vice President and shall report to the Company’s Chief Executive Officer(“CEO”). During the term of Executive’s employment with the Company, Executive will devote Executive’s best efforts and substantially all of Executive’s business time and attention to the business of the Company, except for approved vacation periods and reasonable periods of illness or other incapacities permitted by the Company’s general employment policies. On the Effective Date, Executive shall be appointed as a member of the Board of Directors (the “Board”). If Executive ceases to serve as an officer of the Company for any reason, then Executive will resign from his position as a member of the Board), if and as requested by the Board.

1.2 Duties and Location. Executive shall perform such duties as are customarily associated with the position of Executive Vice President and such other duties as are assigned to Executive by the CEO. Executive’s primary office location shall be the Company’s headquarters located in Orlando, Florida, but Executive may work in remotely in such locations as approved by the CEO. Subject to the terms of this Agreement, the Company reserves the right to (a) reasonably require Executive to perform Executive’s duties at places other than Executive’s primary office location or other approved locations from time to time and to require reasonable business travel, and (b) modify Executive’s job title and duties as it deems necessary and appropriate in light of the Company’s needs and interests from time to time.

1.3 Policies and Procedures. The employment relationship between the parties shall be governed by the general employment policies and practices of the Company, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

2. Cash Compensation.

2.1 Base Salary. For services to be rendered hereunder, Executive shall receive a base salary at the rate of $180,000 per year (the “Base Salary”), less standard payroll deductions and withholdings and payable in accordance with the Company’s regular payroll schedule. Notwithstanding, in the event that during Executive’s employment, the Company raises at least $5,000,000 in gross proceeds in an equity financing (“Qualified Financing”), then on the closing of such Qualified Financing, Executive’s salary will be adjusted to $240,000, which will be the then applicable Base Salary. For purposes of clarity hereunder, no capital raised prior to March 12, 2022 will be considered or qualify towards a Qualified Financing.

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2.2 Bonus. In addition, Executive will be eligible to be considered for a discretionary annual target bonus of 60% of the Base Salary, of which (i) 50% of such bonus based on certain corporate revenue targets and metrics (“Revenue Bonus”) and (ii) 50% of such bonus based on certain corporate profit and loss targets and metrics (“P&L Bonus”), each of which is to be determined and approved by the Board or the Compensation Committee thereof, including pursuant to an annual incentive plan or similar plan approved in good faith by the Board and Executive of each year, which will be based on the Base Salary at the time such plan is approved (collectively, the “Cash Bonus”). Executive must remain an employee in good standing of the Company on the Cash Bonus payment date in order to be eligible for any Cash Bonus. In the event that the Board determines that the Company does not have sufficient liquidity to pay a Cash Bonus, the Board may make such payment in equivalent value of restricted stock, restricted stock units, or stock options of the Company with such securities to be mutually agreed upon by Executive and the Board.

2.3 Annual Equity Bonus. In addition to the Base Salary and Cash Bonus, Executive will be eligible to receive an annual market-based equity grant (the “Annual Equity Grant”) issued pursuant to the terms of one of the Company’s equity compensation plans then in effect. The actual amount of such Annual Equity Grant, if any, will be determined by the Board based upon Company performance, its financial condition (including market value and capitalization), Executive’s achievement of performance milestones and any other factors that the Board, in its reasonable good faith discretion, deems appropriate. Achievement of such milestones or any such other factors shall be determined by the Board in its reasonable good faith discretion. In connection with such grants, the Executive shall enter into one of the Company’s standard equity grant agreements which will incorporate the vesting schedule and other terms as determined by the Board.

3. Restricted Stock Unit Bonus. On the one year anniversary of the Effective Date (“RSU Issuance Date”), the Company shall issue Executive, such number of restricted stock units as is equal to (i) $1,200,000 divided by (ii) the closing price per share of the Company’s common stock (“Common Stock”) on the exchange or interdealer quotation system on which the Company’s Common Stock is trading on the RSU Issuance Date (the “RSU Bonus”). The Company will only be obligated to issue the RSU Bonus to Executive if Executive is an employee in good standing of the Company on the RSU Issuance Date. Notwithstanding, in the event that the Board and Executive mutually agree, the Executive may receive a stock option grant in Black-Scholes value to the RSU Bonus on the RSU Issuance Date.

4. Standard Company Benefits; Expenses. Executive shall, in accordance with Company policy and the terms and conditions of the applicable Company benefit plan documents, be eligible to participate in the benefit and fringe benefit programs provided by the Company to its executive officers and other employees from time to time. Any such benefits shall be subject to the terms and conditions of the governing benefit plans and policies and may be changed by the Company in its discretion. The Company will reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in furtherance or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

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5. Reserved.

6. Proprietary Information Obligations.

6.1 Proprietary Information Agreement. As a condition of Executive’s employment with the Company under the terms of this Agreement, Executive will execute and deliver to the Company, on the Effective Date, the Company’s standard Confidential Information and Invention Assignment Agreement attached hereto as Exhibit A (“Proprietary Agreement”). The parties hereto acknowledge and agree that this Agreement and the Proprietary Agreement shall be considered separate contracts.

6.2 Third-Party Agreements and Information. Executive represents and warrants that Executive’s employment by the Company does not conflict with any prior employment or consulting agreement or other agreement with any third party, and that Executive will perform Executive’s duties to the Company without violating any such agreement. Executive represents and warrants that Executive does not possess confidential information arising out of prior employment, consulting, or other third party relationships, that would be used in connection with Executive’s employment by the Company, except as expressly authorized by that third party. During Executive’s employment by the Company, Executive will use in the performance of Executive’s duties only information that is generally known and used by persons with training and experience comparable to Executive’s own, common knowledge in the industry, otherwise legally in the public domain, or obtained or developed by the Company or by Executive in the course of Executive’s work for the Company.

7. Outside Activities and Non-Competition and No-Solicit.

7.1 Outside Activities. Throughout Executive’s employment with the Company, Executive may engage in civic and not-for-profit activities so long as such activities do not interfere with the performance of Executive’s duties hereunder or present a conflict of interest with the Company or its affiliates. Subject to the restrictions set forth herein, and only with prior written disclosure to and consent of CEO, Executive may engage in other types of business or public activities. The CEO may rescind such consent, if the CEO determines, in its sole discretion, that such activities compromise or threaten to compromise the Company’s or its affiliates’ business interests or conflict with Executive’s duties to the Company or its affiliates.

7.2 Non-Competition During Employment. Except as otherwise provided in this Agreement, during Executive’s employment by the Company, Executive will not, without the express written consent of the Board, directly or indirectly serve as an officer, director, stockholder, employee, partner, proprietor, investor, joint venturer, associate, representative or consultant of any person or entity engaged in, or planning or preparing to engage in, business activity competitive with any line of business engaged in (or planned to be engaged in) by the Company or its affiliates; provided, however, that Executive may purchase or otherwise acquire up to (but not more than) two and a half percent (2.5%) of any class of securities of any enterprise (without participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange. In addition, Executive will be subject to certain restrictions under the terms of the Proprietary Agreement.

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7.3 Non-Solicitation. Executive agrees that during the period of employment with the Company and for twelve (12) months after the date Executive’s employment is terminated for any reason, Executive will not, either directly or through others, solicit or encourage or attempt to solicit or encourage any employee, independent contractor, or consultant of the Company to terminate his or her relationship with the Company in order to become an employee, consultant or independent contractor to or for any other person or entity.

8. Termination of Employment; Continued Payments; Notice.

8.1 At-Will Employment. Executive’s employment relationship is at-will. Either Executive or the Company may terminate the employment relationship, with or without Cause (as defined below). In the event Executive’s employment with the Company is terminated for any reason, Executive will be entitled to all of Executive’s earned compensation and benefits or otherwise as required by law through the date of termination. For the avoidance of doubt, Executive shall not be entitled to any additional compensation or benefits hereunder in the event Executive’s employment is terminated for Cause (which does not require any prior notice), due to Executive’s resignation without Good Reason, upon Executive’s death or Executive’s Disability (as defined below); provided that this Section 8.1 does not purport to alter (a) any separate agreement entered into after the Effective Date and pursuant which Executive is expressly entitled to benefits or other compensation on or after the events set forth in this sentence, or (b) any agreements between the Executive and any third party, including insurance policies or the like. If Executive’s employment terminates due to an Involuntary Termination (as defined below), Executive will be eligible to receive the additional compensation and benefits described in Sections 8.2 and 8.3, as applicable.

8.2 Termination Without Cause or Resignation for Good Reason. In the event that the Company intends to terminate Executive’s employment without Cause, the Company will provide Executive with at least six (6) months notice (the “Termination Notice”) of Executive’s termination date. The period of time between the date of Termination Notice and termination date will be referred to as the “Termination Period”. Similarly, in the event that Executive intends to terminate his employment for Good Reason (as defined below), Executive will be required to provide Company with the same Termination Notice (including such reasons and actions that constitute Good Reason) containing a valid Termination Period. If at any time (i) the Company terminates Executive’s employment without Cause (as defined below, subject to a valid Termination Notice and other than as a result of Executive’s death or Disability), or (ii) Executive resigns for Good Reason (as defined below), subject to a valid Termination Notice, then in each case, Executive will:

(i) continue to receive his Base Salary and any other due compensation and benefits for the duration of the Termination Period, including any earned and granted Cash Bonus pursuant to Section 2.2 hereof (collectively, the “Termination Pay”). For purposes of clarity, Executive will be required to continue providing services as an employee to the Company in order to continue receiving the Termination Pay,

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(ii) continue to vest in all of Executive’s then-outstanding equity based awards that are (a) subject to time-based vesting pursuant to their terms for the duration of the Termination Period and (b) performance-based awards whereby the performance conditions are satisfied during the Termination Period, unless for each of the foregoing, anything to the contrary is set forth in the applicable equity compensation plan or any successor equity compensation plan or any award agreement.

The Termination Pay described in this Section 8.2 will be paid pursuant to the Company’s regular payroll schedule and subject to standard deductions and withholdings during the Termination Period.

8.3 Definitions. For purposes of this Agreement:

(i) “Cause” means, with respect to Executive, the occurrence of any of the following events: (i) Executive’s commission of any felony or any crime involving fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof; (ii) Executive’s attempted commission of, or participation in, a fraud or act of dishonesty against the Company; (iii) Executive’s material violation of any contract or agreement between Executive and the Company, including this Agreement, or of any statutory duty owed to the Company that has not been cured, if curable, within seven (7) days after written notice from the Board of such violation; (iv) Executive’s unauthorized use or disclosure of the Company’s confidential information or trade secrets; (v) Executive’s gross misconduct that has not been cured, if curable, within seven (7) days after written notice from the Board requesting that the Executive cure such misconduct or (vi) any failure to comply with the Company’s written policies or rules, as they may be in effect from time to time during employment, that are generally applicable to all employees or officers of the Company and that results or which could be reasonably expected to result in a material negative effect on the business of the company.

(ii) “Disability” means the inability of Executive to engage in substantially gainful Company activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than six (6) months, and shall be determined by the Board on the basis of such medical evidence as the Board deems warranted under the circumstances.

(iii) “Good Reason” means Executive’s resignation from employment with the Company (or successor to the Company, if applicable) due to any of the following actions taken by the Company (or successor to the Company, if applicable) without Executive’s prior written consent thereto: (1) a material reduction in Executive’s base salary, which the parties agree is a reduction of at least 20% of Executive’s base salary (unless pursuant to a salary reduction program applicable generally to the Company’s similarly situated employees); (2) a material reduction in Executive’s authority, duties or responsibilities; or (3) a breach of a material provision of this Agreement by the Company.

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8.4 Section 409A. It is intended that all of the benefits and other payments payable under this Agreement satisfy, to the greatest extent possible, an exemption from the application of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”), and this Agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A, and any ambiguities herein shall be interpreted accordingly. Specifically, the benefits under this Agreement are intended to satisfy the exemptions from application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9) and each installment of severance benefits is a separate “payment” for purposes of Treasury Regulations Section 1.409A-2(b)(2)(i). However, if such exemptions are not available and Executive is, upon Separation from Service, a “specified employee” for purposes of Section 409A, then, solely to the extent necessary to avoid adverse personal tax consequences under Section 409A, the timing of the severance benefits payments shall be delayed until the earlier of (i) six (6) months and one day after Executive’s Separation from Service, or (ii) Executive’s death. Severance benefits shall not commence until Executive has a Separation from Service. If the severance benefits are not covered by one or more exemptions from the application of Section 409A and the Release could become effective in the calendar year following the calendar year in which Executive’s Separation from Service occurs, the Release will not be deemed effective, for purposes of payment of severance, any earlier than the Release Deadline. Except to the minimum extent that payments must be delayed because Executive is a “specified employee” or until the effectiveness of the Release, all severance amounts will be paid as soon as practicable in accordance with the Company’s normal payroll practices.

9. Dispute Resolution. To ensure the rapid and economical resolution of disputes that may arise in connection with Executive’s employment with the Company, Executive and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, Executive’s employment with the Company, or the termination of Executive’s employment from the Company, will be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, and to the fullest extent permitted by law, by final, binding and confidential arbitration conducted in Winter Park, Florida by JAMS, Inc. (“JAMS”) or its successors, under JAMS’ then applicable rules and procedures for employment disputes (which can be found at https://www.jamsadr.com/rules-employment-arbitration/, and which will be provided to Executive on request); provided that the arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award. Executive and the Company shall be entitled to all rights and remedies that either would be entitled to pursue in a court of law. Both Executive and the Company acknowledge that by agreeing to this arbitration procedure, they waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. The Company shall pay all filing fees in excess of those which would be required if the dispute were decided in a court of law, and shall pay the arbitrator’s fee. Nothing in this Agreement is intended to prevent either the Company or Executive from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

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10. General Provisions.

10.1 Notices. Any notices provided must be in writing and will be deemed effective upon the earlier of personal delivery (including personal delivery by fax or email) or the next day after sending by overnight carrier, to the Company at its primary office location and to Executive at the address as listed on the Company payroll.

10.2 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction to the extent possible in keeping with the intent of the Parties.

10.3 Waiver. Any waiver of any breach of any provisions of this Agreement must be in writing to be effective, and it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

10.4 Complete Agreement. This Agreement, together with the Proprietary Agreement, constitutes the entire agreement between Executive and the Company with regard to the subject matter hereof and is the complete, final, and exclusive embodiment of the Company’s and Executive’s agreement with regard to this subject matter. This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations (including, but not limited to, the Prior Agreements). It cannot be modified or amended except in a writing signed by a duly authorized officer of the Company, with the exception of those changes expressly reserved to the Company’s discretion in this Agreement.

10.5 Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but both of which taken together will constitute one and the same Agreement.

10.6 Headings. The headings of the paragraphs hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

10.7 Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any of Executive’s duties hereunder and Executive may not assign any of Executive’s rights hereunder without the written consent of the Company, which shall not be withheld unreasonably.

10.8 Tax Withholding. All payments and awards contemplated or made pursuant to this Agreement will be subject to withholdings of applicable taxes in compliance with all relevant laws and regulations of all appropriate government authorities. Executive acknowledges and agrees that the Company has neither made any assurances nor any guarantees concerning the tax treatment of any payments or awards contemplated by or made pursuant to this Agreement. Executive has had the opportunity to retain a tax and financial advisor and fully understands the tax and economic consequences of all payments and awards made pursuant to the Agreement.

10.9 Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the State of California.

[Signature Page Follows]

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In Witness Whereof, the parties have executed this Agreement on the date first written above.

Force Protection Video Equipment Corp.

By:
Name:
Title:

Executive

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Exhibit A

Proprietary Agreement

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